EXHIBIT 10.26

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LICENSE AND RESEARCH AGREEMENT

THIS LICENSE AND RESEARCH AGREEMENT (the “Agreement”) is entered into as of December 31, 2006 (the “Effective Date”) by and between SYNGENTA PARTICIPATIONS AG, a corporation organized under the laws of Switzerland (“Syngenta”), and DIVERSA CORPORATION, a Delaware corporation (“Diversa”). In this Agreement, Syngenta and Diversa are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Diversa and Syngenta entered into the Amended and Restated Research Collaboration Agreement, dated as of January 3, 2003, as amended (the “Research Collaboration Agreement”);

WHEREAS, Diversa and Syngenta wish to redefine the scope and terms of the licenses, research projects and other rights provided in the Research Collaboration Agreement as set forth in this Agreement; and

WHEREAS, Diversa and Syngenta desire to enter into this Agreement to supersede and replace in its entirety the Research Collaboration Agreement and to provide for research and development on research projects in the Biofuel Field and the Animal Feed Field which would be good candidates for both Transgenic Expression and production by Fermentation as to which in general, Syngenta would have exclusive rights in the Syngenta Exclusive Field with respect to Transgenic Expression and Diversa would have rights for Fermentation production (as such terms are defined in this Agreement).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties hereby agree as follows:

1. DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1 “Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. As used in this definition, control means ownership, directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party has the right to designate a majority of the Board of Directors or equivalent governing body of a corporation or other entity or otherwise has the right to control management of such corporation or other entity, or if such level of ownership or control is prohibited in any country, any entity owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.2 “Animal Feed Field” means the use of Biomolecules in feed applications to alter, modify or improve feed conversion and/or animal nutrition, which Biomolecules may be produced or expressed through any means including without limitation through Fermentation or Transgenic Expression, but excluding all vaccines and therapeutic applications.

1.3 “Biofuel Field” means the hydrolytic conversion of Biomass to fermentable sugars and/or other chemicals for use in fuel production. For the avoidance of doubt, the “Biofuel Field” shall not include the pre-treatment of Biomass to make it suitable for hydrolysis or the development and use of organisms designed to ferment the products of hydrolysis to fuels and/or other chemicals.

1.4 “Biomass” means material that originates from Plants which can be or is intended to be used as a feedstock in the research, development and/or production of biofuels and bioproducts, including without limitation bioethanol, biodiesel, other fuels for energy applications and chemicals for any purpose, including without limitation agricultural, food and non-food crops and their residues and wastes (e.g. normally non-food material from crops such as stalks, leaves, husks, seed fiber, hulls), forestry residues and wastes (e.g. wood chips, sawdust, cardboard, pressboard, dead trees, tree branches), municipal solid waste (e.g. household garbage and paper products), food processing and other industrial wastes, energy crops (e.g. fast growing trees and grasses grown for this purpose), including, but not limited to, corn stover, switchgrass, and sugar cane bagasse, as well as trees; Biomass is often significantly composed of cellulose, hemi cellulose and lignin structures and may also include oil crops and starch components of crops.

1.5 “Biomolecule” means any Gene, RNA, and protein or chemical entity the synthesis of which is directed by such Gene or Gene pathway, which protein or chemical entity was produced by an organism.

1.6 “Change in Control” means any of the following transactions: (a) a merger, reorganization, restructuring, or consolidation of Diversa which results in the holders of the voting securities of Diversa outstanding immediately prior thereto ceasing to hold at least fifty percent (50%) of the combined voting power of the surviving entity or its parent immediately after such merger, reorganization, or consolidation; (b) the sale or transfer which is effectively a sale of all or substantially all of the assets of Diversa; or (c) any one (1) person (other than Diversa, any trustee or other fiduciary holding securities under an employee benefit plan of Diversa, or any corporation owned directly or indirectly by the stockholders of Diversa, in substantially the same proportion as their ownership of stock of Diversa), together with any such person’s “affiliates” or “associates”, as such terms are used in the Securities Exchange Act of 1934, as amended, becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Diversa or by contract or otherwise having the right to control the Board of Directors or equivalent governing body of Diversa or the ability to cause the direction of management of Diversa.

1.7 “Claim” shall have the meaning provided in Section 11.1.

1.8 “Confidential Information” shall have the meaning provided in Section 10.1.

1.9 “Control,” “Controls,” or “Controlled” means possession of the ability to grant the licenses or sublicenses as provided for herein (other than by virtue of any license granted pursuant to this Agreement or the License Agreement) without violating the terms of any agreement or other arrangement with any Third Party.

1.10 “Crop” means any cultivated Plant.

1.11 “[…***…]” shall have the meaning provided in Section 6.7(ii).

1.12 “Disclosing Party” means the Party providing the Materials or otherwise disclosing the Confidential Information to the other Party pursuant to Section 3.12 and/or 10 (as applicable).

1.13 “Diversa Indemnitee” shall have the meaning provided in Section 11.1.

1.14 “Diversa Materials” means all Materials Controlled by Diversa or any of its Affiliates which Diversa or any of its Affiliates makes available for use in the Research Program or made available for use in the research program conducted under the Research Collaboration Agreement.

1.15 “Diversa Platform Technology” shall have the meaning provided in Section 8.1.

1.16 “Diversa Product” means any product sold or licensed, or being developed for sale or license, by Diversa or its Affiliates or Sublicensees as contemplated by this Agreement.

1.17 “Diversa Program Technology” means Research Results and Program Materials generated in or derived from any Diversa Project, and Patent Rights and Know-How claiming, disclosing or covering such Research Results or Program Materials, but excluding either Party’s proprietary technology and improvements and intellectual property rights therein which are retained by such Party under Section 8.1.

1.18 “Diversa Projects” means any project which Diversa undertakes (alone or with any Affiliate or Third Party) in the Biofuel Field and/or the Animal Feed Field, in each case involving Biomolecules produced through Fermentation and undertaken, or initially undertaken, as set forth in Section 3.

1.19 “[…***…]” shall have the meaning set forth in Section 5.4.

1.20 “Existing Biomolecules” means all Biomolecules discovered or identified under the research program conducted under the Research Collaboration Agreement prior to the Effective Date.

1.21 “Existing Project” means the existing starch conversion research project under the Research Collaboration Agreement as of the Effective Date, which is described further in Exhibit A. The Existing Project excludes any Other Existing Research.

1.22 “Fermentation” means a microbial fermentation process, including, without limitation, bacterial-, fungal- and yeast-based fermentation.

1.23 “Former Syngenta Exclusive Field” means:

(a) any Biomolecule with Plants as the expression host;

(b) any Plant Gene;

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(c) any Biomolecule for admixture to the product of any physical or chemical processing of Crops or derivatives of Crops provided that the product contains Plant material unique to Plants;

(d) any Biomolecule for any industrial application involving Crops or the close derivatives of Crops, but excluding inert or minor ingredients from or derived from a Plant source which do not materially add value to an end product of an industrial manufacturing process;

(e) any Biomolecule useful for Syngenta’s actual or potential customers in the agriculture, food and/or natural fibers markets involving the use of Crops, or the use of close derivatives of Crops (including all uses of corn, wheat, barley, rice, cotton and soy, and other oil Crops and their close derivatives), but excluding inert or minor ingredients from or derived from a Plant source which do not materially add value to an end product of an industrial manufacturing process;

(f) any Biomolecule with commercial value, alone or in combination with other Biomolecules, for use in the Animal Feed Field;

(g) any Project included in the Other Existing Research and/or the Existing Project.

1.24 “FTE” means a full time scientist who is an employee or consultant of Diversa (or in the case of less than a full-time dedicated scientist, a full-time, equivalent scientist year), dedicated to research under the Research Program consisting of an average of […***…] person-hours per year and who is educated to Ph.D., MS or BS/BA level (or otherwise appropriately trained) in an appropriate discipline.

1.25 “FTE Funding” shall have the meaning provided in Section 3.8(c).

1.26 “FTE Requirements” shall have the meaning provided in Section 3.8(c)(i).

1.27 “GAAP” means generally accepted accounting principles, as applied in the United States.

1.28 “Gene” means a polynucleotide sequence which can be transcribed into RNA and generally encodes a protein, optionally together with its regulatory sequences.

1.29 “[…***…]” shall have the meaning provided in Section 6.7(ii).

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1.30 “[…***…]” shall have the meaning provided in Section 6.7(iv).

1.31 “Indemnitee” shall have the meaning provided in Section 11.3.

1.32 “Indemnitor” shall have the meaning provided in Section 11.3.

1.33 “Infringement” shall have the meaning provided in Section 8.7(a).

1.34 “Inventions” shall have the meaning provided in Section 8.2(a).

1.35 “JBP Program Technology” has the meaning set forth in Section 8.2(b).

1.36 “Joint Bagasse Project” shall have the meaning provided in Section 3.1(d).

1.37 “Know-How” means all proprietary ideas, inventions, data, instructions, processes, trade secrets, devices, methods, formulae, Materials, protocols and marketing and other information, including improvements thereon, whether or not patentable, including, without limitation, biological, chemical, toxicological, physical and analytical, safety, manufacturing and quality control data and information, which are (a) not publicly available and not covered by Patent Rights, but which (i) are necessary or useful for the commercial exploitation of the Patent Rights or the conduct of the Projects or (ii) otherwise relate to Biomolecules or Products, and (b) Controlled by a Party or its Affiliate as of the Effective Date (including those based on or derived from information or inventions generated in the course of the research program conducted under the Research Collaboration Agreement) or after the Effective Date if based on or derived from information or inventions generated in the course of the Research Program.

1.38 “[…***…]Project” shall have the meaning set forth in Section 8.2(f).

1.39 “License Agreement” means that certain Intellectual Property Rights License Agreement, dated as of January 3, 2003, between Diversa and Syngenta, as may be amended in accordance with its terms.

1.40 “Materials” means any chemical or biological substances, including, without limitation, any: (i) organic or inorganic chemical element or compound; (ii) Gene or genetic material, including any genetic control element (e.g., promoters); (iii) Biomolecule; (iv) vector or construct, plasmid, phage or virus; (v) host organism, including bacteria and Plant cells; (vi) eukaryotic or prokaryotic cell line or expression system; (vii) protein, including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or peptide or enzyme; or (viii) assay or reagent.

1.41 “Milestones” shall have the meaning provided in Section 6.1(c).

1.42 “Mixed Delivery Product” means a Syngenta Product which for technical or commercial reasons requires a combination of at least one Biomolecule produced through Transgenic Expression and at least one Biomolecule produced through Fermentation.

1.43 “Net Revenue” means Revenue, less the following amounts with respect to the applicable Product, to the extent not previously deducted: trade and quantity discounts and returns and […***…] actually granted to purchasers or licensees, and less taxes withheld (excluding income tax), customs and freight charges, and calculated using the applicable Party’s standard accounting procedures in accordance with GAAP, as consistently applied by such Party.

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1.44 “New Syngenta Project” means (i) each project designed for application in the Syngenta Exclusive Field and requested by Syngenta pursuant to Section 3.1(b) and/or (ii) each project requested by Syngenta pursuant to Section 3.3, in each case that is undertaken, or initially undertaken, in the Research Program (which, for the avoidance of doubt, in the case of clauses (i) and (ii), excludes the Diversa Projects, the Joint Bagasse Project, the Existing Project and the Other Existing Research).

1.45 “Other Existing Research” means the research projects and research and development activities under the research program conducted under the Research Collaboration Agreement existing as of the Effective Date, relating to the […***…] Project and the […***…] project, each of which is described further in Exhibit B.

1.46 “Overlapping Biomolecules” shall have the meaning provided in Section 6.1(d).

1.47 “[…***…]” shall have the meaning set forth in Section 6.7(v).

1.48 “Patent Activities” shall have the meaning set forth in Section 8.6(a).

1.49 “Patent Rights” means any United States or foreign patent or patent application, and any division, continuation, continuation-in-part, reissue, reexamination, extension or other governmental action that extends the subject matter of such patent or patent application, substitution, confirmation, registration or revalidation of the foregoing, in each case, that claims a Biomolecule or a Product or a method or process for the manufacture or use thereof and that is Controlled by Syngenta or Diversa or their respective Affiliates, or jointly by Syngenta and Diversa as of the Effective Date (including those inventions made in the course of the research program conducted under the Research Collaboration Agreement) or after the Effective Date for inventions made in the course of the Research Program.

1.50 “Plant” means a monocotyledonous or dicotyledonous plant, or an angiosperm, a gymnosperm or a pteridophyte.

1.51 “Plant Gene” means a Gene which is native to a Plant.

1.52 “Previously Paid Milestone” shall have the meaning set forth in Section 6.1(d).

1.53 “Product” means a Diversa Product or a Syngenta Product, as applicable.

1.54 “Program Materials” means all Materials which are developed or made, or the utility of which is determined or discovered, pursuant to the Research Program or the research program conducted under the Research Collaboration Agreement, excluding Diversa Materials and Syngenta Materials.

1.55 “Program Technology” means all Diversa Program Technology, JBP Program Technology and Syngenta Program Technology.

1.56 “Project” or “Projects” means the Syngenta Projects, the Diversa Projects and the Joint Bagasse Project.

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1.57 “Project Plans” shall have the meaning set forth in Section 3.5(b)(i).

1.58 “[…***…]” shall have the meaning set forth in Section 6.7.

1.59 “Receiving Party” means the Party to whom the Disclosing Party provides the Materials or otherwise discloses the Confidential Information pursuant to Section 3.12 and/or 10 (as applicable).

1.60 “Research” means research and development activities conducted pursuant to the Research Program.

1.61 “Research Collaboration Agreement” shall have the meaning provided in the Recitals above.

1.62 “Research Committee” shall have the meaning set forth in Section 4.2.

1.63 “Research Program” means the research and development program to be conducted pursuant to Section 3. For the avoidance of doubt “research program conducted under the Research Collaboration Agreement” means the research and development activities under the Research Collaboration Agreement and the research and development activities under the Zymetrics Agreements.

1.64 “Research Results” means all data and results arising out of the Research Program and/or which arose out of the research program conducted under the Research Collaboration Agreement.

1.65 “Research Term” shall have the meaning set forth in Section 12.1.

1.66 “Responsible Party” shall have the meaning set forth in Section 8.6(c).

1.67 “Revenue” means all gross sales invoiced, or other consideration or value and payments received, by a Party and its Affiliates, in each case, for the use or sale of any Syngenta Product or Diversa Product as the case may be, including, without limitation, […***…] Syngenta Products or Diversa Products, as applicable. Revenue shall be calculated using the Party’s standard accounting procedures in accordance with GAAP, as consistently applied by the Party. All sales or licenses of Products between a Party and any of its Affiliates shall be […***…]; provided that if such […***…] the following shall apply: If the Affiliate […***…], and […***…], then the gross sales invoiced, or other consideration or value and payments received, […***…] shall be used to determine Revenue, and all […***…]. If the Affiliate […***…], and […***…], then […***…] which shall be used as the […***…], and the […***…]; provided that if the […***…], then the […***…] and all […***…]. The calculation of Revenue shall be subject to the provisions of Sections 6.4 and 6.5.

1.68 “Sublicensee” means (i) with respect to Syngenta, a Third Party which receives from Syngenta or its Affiliate a license or sublicense, and (ii) with respect to Diversa, a Third Party which receives from Diversa or its Affiliate a license or sublicense.

1.69 “Subsequent Biomolecules” shall have the meaning provided in Section 5.4.

1.70 “Syngenta Exclusive Field” means the use of Biomolecules produced through Transgenic Expression in the Biofuel Field and/or the Animal Feed Field. For the avoidance of

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doubt, the Syngenta Exclusive Field does not include the use of Biomolecules produced through Fermentation in the Biofuel Field and/or the Animal Feed Field or the use of Biomolecules produced through any method, including Transgenic Expression and Fermentation, in any field outside the Biofuel Field and the Animal Feed Field.

1.71 “Syngenta Indemnitee” shall have the meaning provided in Section 11.2.

1.72 “Syngenta Materials” means all Materials Controlled by Syngenta or its Affiliates which Syngenta or any of its Affiliates provides to Diversa for use in the Research Program or provided to Diversa for use in the research program conducted under the Research Collaboration Agreement; for clarification, Syngenta Materials shall exclude all Materials, if any, included in the Purchased Assets under the Transaction Agreement.

1.73 “Syngenta Product” means any product sold or licensed, or being developed for sale or license, by Syngenta or its Affiliates or Sublicensees, which consists of, incorporates, or is made through the use of a Biomolecule that is discovered, identified or developed, or the utility of which is discovered or identified, in the course of the Research Program or the research program conducted under the Research Collaboration Agreement or using Program Technology. Syngenta Products do not include any product that is discovered, identified or developed, or the utility of which is discovered or identified, using Syngenta Proprietary Technology outside the course of the Research Program and the research program conducted under the Research Collaboration Agreement, without the use of any Program Technology. A Syngenta Product may be a Transgenic Product and/or a Mixed Delivery Product.

1.74 “Syngenta Program Technology” means Research Results and Program Materials generated in or derived from any Syngenta Project and/or the research program conducted under the Research Collaboration Agreement (including, without limitation, (a) the animal feed projects […***…], and (b) the project for conversion of sugar cane Biomass so that any Research Results and Program Materials generated in or derived from such project in this clause (b) are included in this definition and not in JBP Program Technology), and Patent Rights and Know-How claiming, disclosing or covering such Research Results or Program Materials, but excluding either Party’s proprietary technology and improvements and intellectual property rights therein which are retained by such Party under Section 8.1.

1.75 “Syngenta Projects” means (a) the Existing Project, (b) the Other Existing Research, and/or (c) any New Syngenta Project.

1.76 “Syngenta Proprietary Technology” means all technology Controlled by Syngenta or its Affiliates immediately after the effective date of the Research Collaboration Agreement, or thereafter independently of the research program conducted under the Research Collaboration Agreement and the Research Program, and which Syngenta uses or makes available for the conduct of the Research Program or the design, development, testing, use, manufacture or sale of Syngenta Products, including all such United States and foreign patents and patent applications (including, without limitation, all reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, and divisions thereof) and other proprietary information, data and know-how. Syngenta Proprietary Technology excludes all TMRI Intellectual Property Rights (as defined in the License Agreement) which are licensed to Diversa by Syngenta under the License Agreement, including without limitation the TMRI Platform Technology licensed thereunder, and the TMRI Platform Technology Improvements.

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1.77 “Third Party” means any party other than Syngenta, Diversa or an Affiliate of either of them.

1.78 “TMRI Platform Technology” means all tools, technologies and methods relating to proteomics, metabolomics, RNA dynamics and bioinformatics and methods to analyze and link these components of genomics, which are both (i) not publicly available and are proprietary to or Controlled by Syngenta or its Affiliates immediately prior to the closing of the transactions under the Transaction Agreement, and (ii) claimed or disclosed within the patent applications and patents listed on an exhibit to the License Agreement or are within the scope of the material trade secrets related thereto, a written description of such material trade secrets having been previously provided by Syngenta to Diversa prior to signing of the Transaction Agreement.

1.79 “TMRI Platform Technology Improvement” means any enhancement or improvement to the TMRI Platform Technology, whether or not patentable, made, conceived or reduced to practice solely by any employee or consultant of Syngenta, solely by any employee or consultant of Diversa or jointly by any employee or consultant of Syngenta and any employee or consultant of Diversa at any time after the effective date of the Research Collaboration Agreement, and all Patent Rights and Know-How that claim, disclose or cover such enhancement or improvement.

1.80 “Transaction Agreement” means that certain Transaction Agreement, dated January 3, 2003, among Torrey Mesa Research Institute, Diversa and Syngenta, as may be amended in accordance with its terms.

1.81 “Transgenic Biomass Conversion” shall have the meaning provided in Section 5.1(a).

1.82 “Transgenic Expression” means expression or production of Biomolecules in Plants or using Plant Genes.

1.83 “Transgenic Product” means a Syngenta Product produced through Transgenic Expression.

1.84 “2004 RCA Amendment” shall have the meaning provided in Section 6.7.

1.85 “Year” means any calendar year.

1.86 “Zymetrics Agreements” means the Joint Venture Agreement dated and effective as of December 1, 1999 between Diversa and Syngenta Crop Protection AG (as successor to Novartis Seeds AG) and the Research and Development Agreement dated and effective as of December 1, 1999 between Diversa and Zymetrics, Inc.

2. PURPOSE

2.1 Replacement of Research Collaboration Agreement. The Parties hereby agree that this Agreement shall replace and supersede the Research Collaboration Agreement in its entirety as of the Effective Date, as provided in Section 14.10.

2.2 Satisfaction of Obligations under Research Collaboration Agreement. Diversa acknowledges that Syngenta has satisfied all of its payment obligations to Diversa under the Research Collaboration Agreement, and Syngenta acknowledges that Diversa has satisfied all of its obligations to provide research and development services (including FTEs and management of Third Party regulatory and development contracts) for which it received payments from Syngenta under the Research Collaboration Agreement. The Parties agree that […***…] of the […***…] is made in recognition of […***…] under the Research Collaboration Agreement. For avoidance of doubt, no additional milestones are payable for any work done under the Research Collaboration Agreement; provided, however, that Diversa is eligible under this Agreement to receive the milestones for the […***…] project as provided in the Project Plan for such project. The Parties agree to provide for the assignment to and assumption by Syngenta of […***…] entered into by Diversa in accordance with the 2004 RCA Amendment (as defined in Section 6.7).

3. RESEARCH PROGRAM

3.1 Overview of Research Program.

(a) Collaborative Efforts on Research Program. Diversa and Syngenta have unique and complementary areas of expertise which they believe will help them confront the significant technical challenges in the Biofuel Field and the Animal Feed Field. The Parties agree to collaborate and cooperate with respect to their respective research and development programs in the Biofuel Field and the Animal Feed Field during the Research Term, with the goal of identifying new Biomolecules which, with then current technology, are likely to be good candidates for both Transgenic Expression and Fermentation production. The aim of such collaboration and cooperation is to develop Syngenta Products utilizing Transgenic Expression (including Mixed Delivery Products), and Diversa Products produced by Fermentation, based on common Biomolecule(s).

(b) Syngenta Projects. During the Research Term, Diversa agrees, at Syngenta’s request and expense as set forth herein, to undertake Syngenta Projects for Syngenta, which will be subject to the exclusivity obligations of Section 5. The Other Existing Research is expected to be completed by […***…]. Such Syngenta Projects requested pursuant to this Section 3.1(b) shall be under the direction of Syngenta, and shall be paid for by FTE Funding to Diversa by Syngenta, as provided for in Section 3.8.

(c) Diversa Projects. Diversa will have sole responsibility, in its sole discretion, for Diversa Projects, which it may conduct alone or together with any Third Party, subject to Syngenta’s rights to use Biomolecules discovered in such Diversa Projects as provided in this Agreement. Syngenta shall have no obligation to pay for the conduct of the Diversa Projects. Diversa confirms to Syngenta that, as of the Effective Date, Diversa’s primary business strategy is to focus on alternative fuels and expects to devote a significant portion of its resources to pursue this strategy. Diversa will cooperate and consult in good faith with Syngenta with respect to decisions regarding the choice and direction of Diversa Projects; provided, however, that Diversa Projects conducted with any Third Party are addressed separately in Section 3.5(a).

(d) Joint Bagasse Project. The Parties recognize and agree that sugar cane Bagasse is an excellent candidate for the Biofuel Field and the Parties would like to focus their initial efforts under the Research Program on further collaborative activities in this area. The

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Parties have conducted the existing research program for conversion of sugar cane Biomass under the Research Collaboration Agreement and agree from and after the Effective Date to conduct the project for conversion of sugar cane Biomass in the Biofuel Field, utilizing Transgenic Expression and Fermentation, under the Research Program through a joint project in this area as described in detail in Section 3.2 (the “Joint Bagasse Project”). In addition, the Parties agree to screen Biomolecules identified or developed pursuant to the Joint Bagasse Project for activity on other Biomass substrates as agreed by the Parties.

(e) Discussion of Other Projects. The Parties may, in their discretion, discuss working together on research and development projects regarding Biomolecules produced through Transgenic Expression for use outside the Biofuel Field and the Animal Feed Field in related applications that Syngenta may wish to pursue, subject to mutually acceptable terms.

3.2 Joint Bagasse Project.

(a) The Parties will conduct the Joint Bagasse Project for a period of two years following the Effective Date. At the end of such period, unless extended by written agreement of the Parties, (i) Syngenta may independently proceed with research, development and commercialization activities as though the Joint Bagasse Project had been a Syngenta Project during such period, and (ii) Diversa may independently proceed with research, development and commercialization activities as though the Joint Bagasse Project had been a Diversa Project during such period, in each case, subject to the terms and conditions of this Agreement.

(b) The Parties intend to conduct the Joint Bagasse Project in a collaborative manner, seeking Biomolecule candidates suitable for production through both Fermentation and Transgenic Expression in the Biofuel Field with a goal of joint decision-making. During the two-year period following the Effective Date, the Joint Bagasse Project will be subject to management and decision-making under Section 4 as if it were a Syngenta Project. If the Joint Bagasse Project is extended by mutual written agreement beyond such two-year period, the Joint Bagasse Project will be subject to management and decision-making under Section 4; provided that, with regard to any dispute that the Management Steering Committee is unable to resolve after thirty (30) days pursuant to Section 4.4, such dispute shall be decided by Diversa in its discretion provided that such decision does not conflict with or result in an amendment or modification to this Agreement.

(c) A summary description of the Joint Bagasse Project as of the Effective Date is set forth in Exhibit C. Promptly following the Effective Date (with a goal of 90 days after the Effective Date), the Parties will collaboratively prepare a Project Plan for the Joint Bagasse Project, including the applicable milestones, as such Project Plan may be modified from time to time by written agreement of the Parties. During the two-year period following the Effective Date, the Parties will conduct the Joint Bagasse Project under such Project Plan in accordance with the principles of Section 3.5 as if references therein to Diversa applied to both Parties, to the extent applicable, and as if the Joint Bagasse Project were a Syngenta Project.

(d) During the two-year period following the Effective Date, each of Syngenta and Diversa agree to provide resources for the Joint Bagasse Project as follows: (i) Syngenta agrees to pay Diversa […***…] for funding of FTEs at […***…] per FTE (approximately […***…] FTEs) in 2007 and […***…] for funding of FTEs at […***…] per FTE

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(approximately […***…] FTEs) in 2008 for the Joint Bagasse Project, payable each year in equal quarterly installments in advance; and (ii) Diversa agrees to commit […***…] additional FTEs in each of 2007 and 2008, at its expense, to work on the Joint Bagasse Project.

3.3 Certain Projects Involving Biomolecules Produced by Fermentation.

(a) During the Research Term, Diversa agrees to undertake, where requested by Syngenta and subject to Section 3.8, Syngenta Projects in the Biofuel Field and/or the Animal Feed Field using Fermentation and, during the period provided in Section 3.2, the Joint Bagasse Project, on a non-exclusive basis with respect to Syngenta, where the applicable Project Plan includes proof of concept, development and/or commercialization of Biomolecules intended for use in (i) a Transgenic Product, or (ii) a Mixed Delivery Product. The Project Plan for each such Syngenta Project and for the Joint Bagasse Project will identify the Mixed Delivery Product and, to the extent practicable, the Biomolecule(s) produced using Fermentation that are intended to be included in such Mixed Delivery Product (or the characteristics of such Biomolecule(s) if identification of specific Biomolecule(s) is not practicable).

(b) At Syngenta’s request and expense, Diversa will supply Syngenta, at Diversa’s cost, with sufficient quantities of such Biomolecule(s) and/or related Product produced by Fermentation to carry out such research, development, and precommercialization activities. If Syngenta commercializes the Mixed Delivery Product described in (ii) above, then with respect to the Biomolecule(s) within the Mixed Delivery Product (described in (ii)) produced by Fermentation, at Syngenta’s request, Diversa agrees to supply such Biomolecules(s) and/or related Product to Syngenta on reasonable commercial terms to be negotiated in good faith by the Parties.

(c) If Syngenta requests that Diversa do so, Diversa will provide Syngenta with its estimated cost for supply of Biomolecule(s) under Section 3.3(b) in the quantities requested by Syngenta (including in such estimate the cost for raw materials, fermentation, scale up and recovery and formulation activities, packaging and delivery). Diversa’s estimate of cost as of the Effective Date is […***…] per gram depending on purity; […***…] per kilogram of purified Biomolecule for more than one kilogram; […***…] for 10 kilograms of purified Biomolecule; and […***…] for 50 kilograms of purified Biomolecule. If Diversa supplies Biomolecule(s) to Syngenta under Section 3.3(b), Syngenta shall have the right to verify Diversa’s cost of goods in accordance with Section 7 hereof. Syngenta has the right to source the supply of such Biomolecule(s) and/or related Product produced by Fermentation from a Third Party. At Syngenta’s request, Diversa will assist Syngenta in obtaining the lowest cost source for such Biomolecule(s) and/or related Product produced by Fermentation and will make available such information as reasonably necessary to enable Syngenta to obtain a quote from Third Parties. If Syngenta elects to use a Third Party supplier, Diversa will provide the following information with regard to the manufacturing process used by Diversa with regard to such Biomolecule: (i) for manufacturing processes and/or strains that are not described in clause (ii), Diversa will provide to the Third Party supplier, subject to entering into an agreement with such Third Party Supplier (on commercially reasonable terms consistent with agreements of that type), all information regarding the process and protocols necessary for the Third Party supplier to manufacture and recover the Biomolecule, as well as the gene for the Biomolecule in an appropriate vector and any safety and regulatory data regarding manufacture of such Biomolecule; and (ii) for manufacturing processes and/or strains that are proprietary Third Party processes that Diversa may not provide to others, Diversa will provide Syngenta with contact information for the Third Party that owns such process and/or strain.

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3.4 Rights of Parties to Conduct Own Efforts and With Third Parties. Subject to Sections 3 and 5 of this Agreement, Diversa is free to conduct research, development and commercialization activities, using Fermentation production only, in the Biofuel Field and/or the Animal Feed Field, alone or with Third Parties. In addition, Diversa is free to conduct research, development and commercialization activities outside the Syngenta Exclusive Field and outside of Transgenic Biomass Conversion, alone or with Third Parties. Syngenta is free to conduct research, development and commercialization activities, using Fermentation and/or Transgenic Expression or any other means of production, in the Biofuel Field and/or the Animal Feed Field or in any other field, alone or with Third Parties.

3.5 Conduct of Research Program.

(a) Overall Conduct. During the Research Term, Diversa will diligently conduct research and development activities on Syngenta Projects and, during the period specified in Section 3.2, on the Joint Bagasse Project pursuant to the applicable Project Plans and shall use commercially reasonable efforts to meet the time schedules contemplated in the applicable Project Plan. Diversa shall conduct the Research Program in a professional manner. Except as otherwise set forth in this Section 3.5, Diversa will provide full transparency and disclosure to Syngenta on a current basis with respect to the activities in the Research Program and Diversa’s research, development and commercialization activities which have potential application in the Biofuel Field and/or the Animal Field, which shall include without limitation:

(i) frequent communication between Diversa scientists and Syngenta scientists, including regular site visits;

(ii) Diversa providing Syngenta with access to Diversa’s books and records pertaining to the Research Program and/or the research program conducted under the Research Collaboration Agreement;

(iii) Diversa advising Syngenta regularly of up to date progress and results;

(iv) Diversa promptly providing Syngenta with reasonable quantities of the Biomolecules discovered, identified or developed under the Research Program and under the research program conducted under the Research Collaboration Agreement and other Materials Syngenta may reasonably request to enable Syngenta to effectively and promptly pursue its research and product development activities as contemplated by this Agreement, subject to Syngenta paying the reasonable costs of quantities of such Biomolecules provided by Diversa; provided that, for Syngenta Projects and the Joint Bagasse Project, a reasonable research quantity of such Biomolecules and Materials is intended to be covered by the FTE Funding, and with regard to additional quantities of such Biomolecules and Materials, the Parties shall share the cost of such additional quantities on the basis of Syngenta bearing […***…] of such costs and Diversa bearing […***…] of such costs; and

(v) Diversa promptly providing Syngenta with such other information as Syngenta may reasonably request to enable Syngenta to effectively and promptly pursue its research and product development activities as contemplated by this Agreement.

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With regard to Diversa Projects and other Diversa research, development and commercialization activities conducted with or for any Third Party, Diversa will provide information described in this Section 3.5 to the extent that it is able to do so under its agreement with such Third Party; provided that such information shall include at least the following with respect to Biomolecules that have potential application in the Biofuel Field and/or the Animal Feed Field (and Diversa shall ensure that such information is not subject to confidentiality obligations to such Third Party that would prevent its disclosure to Syngenta): (a) type of Biomolecule; and, (b) in each case in clause (b), as available, (i) Biomolecule characterization and sequence information for such Biomolecule, (ii) activities of such Biomolecule at various pH and temperature levels, and (iii) if known, the species name of the source organism and/or the biodiversity sample the Biomolecule was derived from (e.g., acidic water sample from hot springs). With regard to Diversa license agreements with Third Parties for the in-license of pre-treatment or Fermentation technologies or processes, Diversa will provide information described in this Section 3.5 to the extent that it is able to do so under its agreement with such Third Party.

Diversa agrees not to enter into any agreement with a Third Party with respect to any Diversa Projects that are conducted with or for a Third Party which would prevent or restrict Diversa’s ability to comply with the foregoing provisions.

In addition, the activities conducted in connection with the Research Program will be overseen and administered by the Management Steering Committee and the Research Committee as provided in Sections 3 and 4. Notwithstanding anything herein to the contrary, neither Party shall, without such Party’s consent, be obligated to conduct Projects in the Research Program outside the Syngenta Exclusive Field, other than the Existing Project, the Other Existing Research and the Joint Bagasse Project as set forth herein.

(b) Project Plans.

(i) Preparation of Project Plans. Diversa, in consultation with Syngenta, shall be responsible for the development of project plans for Diversa Projects (excluding all Diversa Projects conducted with or for any Third Party), which plans shall be furnished to Syngenta and will set forth detail reasonably comparable to that specified for Syngenta’s Project Plan. Syngenta, in consultation with Diversa, shall be responsible for the development of project plans for Syngenta Projects, which plan shall be furnished to Diversa and cover the objectives (including a definition of Product or Product concept), targets (including, if applicable, the target percentage of conversion of the applicable Biomass (or pre-treated Biomass) to the applicable fermentable sugar(s)), the estimated resources including estimated FTEs, overall timetable, the Milestones applicable to the Project (as defined in Section 6.1) and other applicable criteria related to achievement of Milestones in accordance with Section 6.1, and other matters as may be determined by the Research Committee, as may be amended in accordance with the terms of this Agreement (the “Syngenta Project Plan”, and together with the project plans for Diversa Projects specified in the first sentence of this Section 3.5(b)(i), collectively the “Project Plans”).

(ii) Review and Modification of Project Plans. Each Party’s scientific personnel will review each Party’s Project Plans and confer on and discuss the progress and results of the Syngenta Projects and the Diversa Projects (excluding all Diversa Projects conducted with or for any Third Party) on an ongoing basis in accordance with this Section 3.5. The Research Committee will conduct a comprehensive review of the Projects (excluding all

Diversa Projects conducted with or for any Third Party) and technical opportunities for Syngenta Projects in the Biofuel Field and Animal Feed Field on a quarterly basis. Diversa shall make all decisions to add, terminate, modify, reorder the priority or substitute Diversa Projects and any research activities included in the Diversa Projects, and the allocation of resources with respect thereto, subject to the terms of this Agreement. Syngenta shall make all decisions to add, terminate, modify, reorder the priority or substitute Syngenta Projects and any research activities included in the Syngenta Projects, and the allocation of resources with respect thereto, subject to the terms of this Agreement; provided that any New Syngenta Project or modification to a Syngenta Project shall be within the scope of the Syngenta Exclusive Field (except as provided under Section 3.3) or, in the case of the Existing Project or the Other Existing Research, in the Syngenta Exclusive Field or its current applicable field, unless otherwise agreed by the Parties in writing.

(iii) Provision of Information. At such time as a Project is proposed to be conducted under the Research Program, each of the Parties shall inform the other, to the extent it is able to do so without breaching any confidentiality obligations, of any information of which it is aware with respect to Third Party patent applications or patents which may relate to the Project; provided that neither Party shall have any obligation to provide the other Party with any document or other information which would result in a breach of the attorney/client privilege with respect thereto. If Diversa is conducting or is to conduct a Syngenta Project, Diversa will, to the extent it is able to do so without breaching any confidentiality obligations, promptly inform Syngenta if it is then conducting or at any time thereafter conducts any research, development or commercialization activities with a Third Party which would involve the same Crop as such Syngenta Project or any resulting Syngenta Product involves.

3.6 Syngenta Activities. By February 15 each Year, subject to confidentiality obligations to Third Parties, in order to provide Diversa with the opportunity to assess the potential financial impact for Diversa in such Year and in other subsequent Years for which Diversa provides financial guidance to its investors, Syngenta shall provide Diversa with written information regarding Syngenta’s current plans for commercialization of Syngenta Products that have not yet been commercialized, as well as currently available sales projections or forecasts for Syngenta Products on which royalties are payable to Diversa hereunder, that have been commercialized, in each case as estimated by Syngenta in good faith and such information to be provided taking into account the proprietary and competitively sensitive nature of such information; provided, however, that such information shall constitute confidential information of Syngenta hereunder and Syngenta shall incur no liability hereunder for (i) Syngenta’s failure to, or delay in, for any reason whatsoever, commercializing, or continuing to commercialize, any such applicable Syngenta Products at all, or in accordance with such plans, or (ii) actual sales, if any, of such applicable Syngenta Products failing to meet or exceed such projections or forecasts. Syngenta shall have no obligation to generate or to create new information or documents for Diversa to comply with the preceding sentence and may utilize its pre-existing information and documents.

3.7 Syngenta Decisions. Syngenta shall have the sole discretion whether or not to progress a Syngenta Project and/or to develop and/or commercialize a Syngenta Product, including a Mixed Delivery Product. If Syngenta decides to progress a Syngenta Project and to develop and commercialize a Syngenta Product from any Project, it shall have the sole discretion as to how it is developed, manufactured and/or commercialized and on what terms, subject to any applicable terms of this Agreement (including, without limitation, the terms regarding the costs associated with Biomolecules and/or related Products produced via fermentation by Diversa that are associated with Mixed Delivery Products).

3.8 Research Funding for Syngenta Projects.

(a) Determination of Funding. Syngenta is responsible for FTE funding and expenses related thereto only as provided in Section 3.2(d), 3.5(a)(iv) and 3.8 and Syngenta shall have no other payment obligation to Diversa for FTE funding or any other costs or expenses for research for Diversa Projects, Syngenta Projects or the Joint Bagasse Project.

(b) Existing Project and Other Existing Research. In addition to the payments contemplated under Section 6, Syngenta agrees to pay Diversa for FTEs for Research for the Existing Project and Other Existing Research as follows: (i) […***…] FTEs at the rate of […***…], for a total of […***…], in 2007; and (ii) […***…] FTEs at the rate of […***…], for a total of […***…], in 2008, payable each year in equal quarterly installments in advance; provided, however, that Syngenta may cause […***…] of such FTEs for 2008 to be deployed on any New Syngenta Project(s) (including, without limitation, an animal feed project […***…]).

(c) New Syngenta Projects. In addition to the payments contemplated under Section 6, Syngenta agrees to pay Diversa for FTEs for Research for New Syngenta Projects (the “FTE Funding”) as follows:

(i) For any Year of the Research Term, Syngenta shall give Diversa written notice of its FTE requirements for Research for such New Syngenta Projects (the “FTE Requirements”) for the six (6) month period from July 1 through December 31 of a given Year by no later than January 1 of that Year and for the six (6) month period from January 1 through June 30 of a given Year by no later than July 1 of the immediately preceding Year. For the first six (6) months in which Syngenta notifies Diversa that it has FTE Requirements, Syngenta’s FTE Requirements may not be more than […***…] FTEs (equivalent to […***…] people working full time for a six (6) month period) unless the Parties agree in writing to a higher number. For each six (6) month period thereafter, Syngenta’s FTE Requirements may not be more than one-hundred and fifty percent (150%) (or […***…] FTEs, if greater) or less than fifty percent (50%) of the FTE Requirements for the immediately preceding six (6) month period, and in no event may Syngenta’s FTE Requirements exceed […***…] FTEs for any six (6) month period (equivalent to […***…] people working full time for a six (6) month period), in each case unless otherwise agreed to by the Parties in writing. Notwithstanding the preceding sentence, if, for any six (6) month period, the FTE Requirement is less than or equal to […***…] FTEs (equivalent to […***…] people working full time for a six (6) month period), Syngenta may reduce the FTE Requirements to […***…] for the next six (6) month period, and if, for any six (6) month period, the FTE Requirement is […***…], Syngenta may increase the FTE Requirements to up to […***…] FTEs (equivalent to […***…] people working full time for a six (6) month period) for the next six (6) month period in which has FTE Requirements. Diversa will provide the number of FTEs specified in the written notice from Syngenta of Syngenta’s FTE Requirements in accordance with this Section 3.8(c)(i) for a given six (6) month period for such New Syngenta Projects during such six (6) month period, which FTEs shall perform research in any New Syngenta Project undertaken in the Research Program as provided under this Agreement.

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(ii) The cost of the Research to be funded by Syngenta for New Syngenta Projects in any such six (6) month period during the Research Term shall be calculated based on the number of FTEs allocated to the Research at the following rates for the applicable Year subject to the last sentence of this subsection:

Year	FTE Rate per annum ($)
2007	[...***...]

2008	[...***...]

2009 through 2016	[...***...]

Notwithstanding the foregoing, if an FTE does not have at least a BS or BA degree, then the Parties will mutually agree on the appropriate FTE rate for such FTE.

(d) Payment of Funding. FTE Funding payments required to be made by Syngenta to Diversa for a given six (6) month period shall be made in equal installments in advance of each quarter within such six (6) month period during the Research Term (provided that the first and last installments during the Research Term may be adjusted as appropriate for the FTE Funding due). In the event the number of FTEs actually used on any New Syngenta Projects subject to FTE Funding as provided herein for any quarter is less than the number of FTEs expected to be used on such New Syngenta Projects based on FTE Funding provided by Syngenta for the applicable six (6) month period, the difference shall be promptly refunded to Syngenta; provided that no such refund shall be required if fewer than the expected number of FTEs is actually used due to Syngenta’s termination of any New Syngenta Project during the applicable six (6) month period (other than upon termination of this Agreement by Syngenta under Section 12).

3.9 Responsibility for Research Expenses. Except as expressly set forth in Sections Section 3.2(d), 3.5(a)(iv) and 3.8, and except with respect to the […***…] Project, for which Syngenta shall be solely responsible as to all expenses incurred under such project (other than for Diversa FTEs for which payment has been made by Syngenta at the applicable FTE rate as set forth herein, which, together with the funding provided for the applicable materials as set forth in the attached Project Plan for the […***…] Project, includes the development and delivery of […***…] , as set forth in the attached Project Plan for the […***…] Project), Diversa shall be responsible for the expense of the conduct of its obligations under the Research Program (and the research program conducted under the Research Collaboration Agreement), including without limitation the expense of personnel, equipment, materials and supplies required to carry out the Research Program, and expenses for the research (except as provided in Section 3.8), development and commercialization of Diversa Projects and Diversa Products and any other products (except Syngenta Products as otherwise expressly provided herein) sold or licensed, or developed for sale or license, by Diversa or its Affiliates or Sublicensees which incorporate or are made through use of Program Technology. Syngenta shall be responsible for the expenses set forth in Section 3.8 required to carry out New Syngenta Projects under the Research Program and all expenses related to development and commercialization of Syngenta Products except as otherwise provided in this Agreement with regard to Diversa’s obligations under the Research Program. For the avoidance of doubt, where Syngenta is responsible for FTE Funding for New Syngenta Projects, such FTE Funding will be in full satisfaction of the expenses of Diversa activities under the Research Program including the following (but will not limit Syngenta’s obligations under Section 6):

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(i) all reasonable quantities of laboratory and office consumables;

(ii) equipment including without limitation clean cabinets, constant environment cabinets, and incubators;

(iii) costs of contract services as needed such as culture identification/storage, and protein sequencing (if not more than 10% over Diversa’s capacity);

(iv) development of new methods as needed to support new laboratory assays;

(v) media preparation, maintaining lab supplies, reasonable gene synthesis and reasonable gene sequencing services back up support and assistance, subject to Syngenta paying the reasonable costs of gene synthesis and gene sequence services with respect to Biomolecules other than those Biomolecules discovered in the course of a Syngenta Project; and

(vi) expenses of Diversa’s staff such as scientific meeting attendance and travel.

3.10 Responsibility for Third Party Payments. Except as expressly set forth in this Agreement or in the License Agreement, Diversa shall be responsible for all payments due to Third Parties for the acquisition and maintenance of licenses to intellectual property necessary for the practice of the TMRI Platform Technology in the Research Program (and the research program conducted under the Research Collaboration Agreement), the acquisition and maintenance of licenses to intellectual property for commercially available software, arrays, chips and other materials necessary for its conduct of the Research Program (and the research program conducted under the Research Collaboration Agreement), and any other technology and Diversa Materials that it provides in the Research Program (or provided in the research program conducted under the Research Collaboration Agreement) or Diversa otherwise incorporates into the Biomolecules, including Biomolecules incorporated into the Syngenta Products, and the costs of negotiating and preparing such licenses; provided, however, that, except in the case of Biomolecules, Diversa shall not be responsible for any of the foregoing payments or costs after the Effective Date if Diversa does not use any such licenses or technologies for the practice of Diversa’s proprietary technology; provided further that all such expenses which Diversa believes are for Syngenta’s account and not Diversa’s expense must be approved by Syngenta in advance. For the avoidance of doubt, if Diversa maintains a license with a Third Party in its overall operations, no part of the cost of the license fee shall be allocated to or payable by Syngenta; provided that if a unique or custom array or chip is needed under such license and available only for a separate fee, then the separate fee may be charged to Syngenta if Syngenta has approved such expense in advance. Except as expressly set forth in this Agreement, Syngenta shall be responsible for all payments due to Third Parties for the acquisition and maintenance of licenses to intellectual property necessary for any technology and Syngenta Materials that it provides in the Research Program (or provided in the research program conducted under the Research Collaboration Agreement), and the costs of negotiating and preparing such licenses.

3.11 Records of FTEs. Diversa shall keep records of all FTEs used in connection with Syngenta Projects and the Joint Bagasse Project within the Research Program including the number of FTEs who do not have at least a BS/BA degree, and within […***…] during the Research Term shall provide Syngenta with a report describing by Project for […***…] the number of FTEs utilized in Research for such Syngenta Projects and the Joint Bagasse Project, the number of such FTEs who do not have at least a BS/BA degree, the number of hours each FTE worked, and the research activities conducted by each FTE. Such records shall be kept reasonably accessible during the applicable Research and for […***…] following the end of the Research to which they pertain. Syngenta shall have the right during such applicable period to have an independent representative or agent of Syngenta, reasonably acceptable to Diversa, which approval shall not be unreasonably withheld, audit such records during ordinary business hours, at reasonable times mutually agreed by Syngenta and Diversa, to verify the FTEs used in the Research for Syngenta Projects. Such audits may be made no more than once each calendar year. Syngenta’s representative or agent will be obliged to execute a confidentiality agreement acceptable to Diversa in its reasonable judgment prior to commencing any such audit and may only disclose to Syngenta the amount of any variance or error. Syngenta shall bear the expense of such audit unless the results of the audit show that the amount actually due to Diversa for the Research for Syngenta Projects and the Joint Bagasse Project for the applicable period is less than ninety-five percent (95%) of the amount charged by Diversa or paid by Syngenta for the applicable Research for that period, in which case Diversa shall reimburse Syngenta for the audit expenses. If the audit determines that there has been an overpayment or overfunding by Syngenta, the amount thereof shall be remitted to Syngenta within […***…] in accordance with Section 7.2. If the audit determines that there has been an underpayment or underfunding by Syngenta, the amount thereof shall be remitted to Diversa within […***…]. The foregoing provisions shall also apply to use of FTEs by Diversa pursuant to the Research Collaboration Agreement.

3.12 Use of Materials and Syngenta Proprietary Technology.

(a) Limitations on Use. The Disclosing Party has provided Materials to the Receiving Party pursuant to the Research Collaboration Agreement and may provide Materials to the other Party, in its discretion, for use in the Research Program. Subject to the terms of this Agreement, all rights to the Materials shall be retained by the Disclosing Party. Except as expressly permitted by this Agreement or the License Agreement (including, without limitation, the licenses granted herein and therein and with respect to research conducted under the Research Collaboration Agreement), a Receiving Party shall use any Materials provided to it by the Disclosing Party, and any data or information derived therefrom, solely for research activities under the Research Program or the activities under the Research Collaboration Agreement which are or have been approved in advance by the Research Committee and not for any other purpose without the express prior written consent of the Disclosing Party. Except as expressly permitted by this Agreement or the License Agreement (including, without limitation, the licenses granted herein and therein and research conducted under the Research Collaboration Agreement), the Receiving Party shall not transfer any Materials provided to it by the Disclosing Party to any Third Party without the prior written consent of the Disclosing Party. Notwithstanding the foregoing, the Receiving Party shall be permitted to transfer such Materials to a potential or actual Third Party manufacturer of any of its Products; provided that such Third Party manufacturer agrees to be bound by the terms and conditions set forth in this Agreement

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regarding the use and disclosure of such Materials. Without the express written consent of the Disclosing Party, the Receiving Party shall not reverse engineer, reconstruct, synthesize or otherwise modify or copy any Materials provided by the Disclosing Party, or attempt the same.

(b) Limitations on Disclosure. Except for use in connection with the Research Program or as expressly permitted under this Agreement or under the License Agreement (including, without limitation, the licenses granted herein and therein and for use in connection with research conducted under the Research Collaboration Agreement), neither Party shall have any right to use or to disclose to any Third Party any proprietary technology, Patent Rights, Know-How, Research Results or Materials of the other Party.

4. MANAGEMENT STEERING COMMITTEE; RESEARCH COMMITTEE

4.1 Management Steering Committee. At least once per Year during the Research Term, a “Management Steering Committee” shall meet to review the productivity of the activities conducted under this Agreement and the overall progress of the Projects and the Research Program (provided that, with respect to Diversa Projects conducted with or for any Third Party, disclosures shall be subject to the provisions of Section 3.4), and to consider potential opportunities for future collaboration to develop and commercialize Products in the Biofuel Field and the Animal Feed Field and for any other collaborative projects. The Management Steering Committee will include senior executive(s) from each of the Parties and other scientific and management personnel as desired and needed.

4.2 Establishment of Research Committee; Representatives. Syngenta and Diversa shall each appoint an equal number (not exceeding four) representatives of each Party to a research committee (the “Research Committee”). The chair of the Research Committee shall rotate annually between the Parties. A Party may change its appointments to the Research Committee at any time with written notice to the other Party.

4.3 Responsibilities. In general, in furtherance of Section 3.1(a), the Research Committee will thoroughly review on an ongoing basis the Projects (provided that, with respect to Diversa Projects conducted with or for any Third Party, disclosures shall be subject to the provisions of Section 3.4) and technical opportunities for new Projects in the Biofuel Field and the Animal Feed Field that have promise for the development of Products produced by both Transgenic Expression and by Fermentation, and at least once a calendar quarter, representatives of the Research Committee shall meet in person to discuss the foregoing. In addition, the Research Committee will oversee, review, direct and supervise all operational and scientific aspects of the Syngenta Projects. In connection with each Syngenta Project, the Research Committee shall discuss and must agree on (i) staffing levels, duration, technical feasibility, research activities and goals, and successful outcomes, and (ii) recommendations to Syngenta as to whether the Milestones as set forth in Section 6 have been achieved. In addition, subject to Section 3, the Research Committee shall be responsible with respect to Syngenta Projects for:

(a) monitoring and reporting research progress and in furtherance of Section 3.5(a), ensuring open and frequent exchange between the Parties with respect to Syngenta Project activities;

(b) approving allocations of tasks and resources required to carry out the goals of the Syngenta Projects;

(c) approving all plans and annual budgets for the Syngenta Projects within the Research Program;

(d) redirecting the activities to be conducted with respect to the Syngenta Projects in the Research Program, and reallocating the FTEs in support of such activities;

(e) discussing patent matters relating to the Syngenta Projects; and

(f) performing such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

4.4 Decision Making by Research Committee. Except as otherwise provided in this Agreement, all decisions of the Research Committee with respect to the Syngenta Projects will be made by unanimous approval, with Diversa representatives collectively having one (1) vote and the Syngenta representatives collectively having one (1) vote, and recorded in writing. If the Research Committee is unable to resolve, after thirty (30) days, a dispute regarding any issue presented to it or arising in it with respect to a Syngenta Project, such dispute shall be referred to the Management Steering Committee. If the Management Steering Committee is unable to resolve such dispute after thirty (30) days, such dispute shall be decided by […***…] provided that such decision does not conflict with or result in an amendment or modification to this Agreement, and the Management Steering Committee shall advise the Research Committee and the executives referred to in Section 13.2 of the disputed issue and the resolution thereof.

4.5 Meetings.

(a) Full Disclosure; Efficiency. The Parties intend that the meetings of the Research Committee be conducted pragmatically and efficiently in accordance with the terms of this Agreement, including the collaborative spirit of Sections 3.1(a) and 3.5(a).

(b) Timing and Attendance. The Research Committee will meet on a quarterly basis alternating between the locations of Diversa and Syngenta and its Affiliates, or at such other sites as the Research Committee may agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference. Attendance at meetings shall be at the respective expense of the participating Parties. If personal attendance is not possible, voting by proxy is permissible. Either Party may include other full-time employees of such Party or its Affiliates from time to time at Research Committee meetings as non-voting participants. Each Party may invite consultants of a Party or its Affiliates, with the prior approval of the other Party, to attend, but not vote at, Research Committee meetings.

(c) Minutes. The Research Committee shall keep accurate minutes of its meetings that record all decisions and all actions recommended or taken. The Party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be delivered to the Research Committee within twenty (20) days after each meeting. Draft minutes shall be edited by each Party’s Research Committee representatives within twenty (20) days of receipt thereof and shall be adopted in final form at the next meeting of the Research Committee with their approval and evidenced by the signature on the minutes of all members present at the meeting described therein. Diversa shall provide to Syngenta’s and its Affiliates’ employees nominated by Syngenta, […***…]. Minutes of the Research Committee meetings shall be treated as Confidential Information of each Party in accordance with the provisions of Section 10 hereof. The foregoing provisions of this Section 4.5(c) shall also apply to all minutes of meetings conducted under the Research Collaboration Agreement.

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4.6 Records and Reports.

(a) Research Records. Diversa shall maintain records that will properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under any applicable governmental regulations and, with respect to Syngenta Projects, as directed by the Research Committee), including laboratory records sufficient to establish the dates of first conception and reduction to practice of any inventions within the Research Program. Diversa shall provide Syngenta and its Affiliates with access to or copies of such records relevant to the Research Program (excluding all Diversa Projects conducted with or for any Third Party; however, access to or copies of Research Results from Diversa Projects conducted with or for any Third Party shall be provided to the extent set forth in Section 3.5) (provided that Diversa shall have no obligation to provide access to or copies of records to the extent related to Diversa’s proprietary nucleic acid libraries (except with respect to Subsequent Biomolecules as provided herein), discovery and evolution technologies, and improvements thereto, and all its screening assays, robotic devices and software related thereto), as Syngenta may reasonably request, including copies of relevant pages of laboratory notebooks, raw data and reports on Research Results. Diversa shall maintain such records for the term of this Agreement. If Diversa wishes to destroy such records with regard to any Syngenta Project thereafter, it will give Syngenta at least […***…] prior written notice thereof, and Syngenta shall have the right to have transferred to it the records which Diversa wishes to destroy at Syngenta’s expense provided that it gives Diversa notice thereof within such […***…] and Diversa shall be entitled to delete or destroy any Confidential Information of Diversa included therein. The foregoing provisions shall also apply to records of work conducted by Diversa pursuant to the Research Collaboration Agreement.

(b) Reports to the Research Committee. During the Research Term, Diversa shall periodically, and not less often than quarterly, provide to the Research Committee written reports summarizing the progress of the research performed on Syngenta Projects pursuant to the Research Plan during the preceding quarter. Diversa shall also periodically, and not less than quarterly, provide a written report (which may be provided as part of the report described in the preceding sentence) summarizing Program Technology necessary or useful for the discovery, development, testing use, manufacture or sale of Syngenta Products or otherwise useful in the Syngenta Exclusive Field or the Syngenta Projects, which are made or developed by Diversa under this Agreement during the Research Term or under the Research Collaboration Agreement, with significant discoveries or advances being communicated as soon as practical after such information is obtained or its significance is appreciated.

(c) Syngenta Information. Syngenta may, in Syngenta’s discretion, provide Diversa with access to or copies of books and records, laboratory notebooks and other written or electronic materials and/or software owned or otherwise Controlled by Syngenta or its Affiliates for use by Diversa in the conduct of the Research Program and may provide Diversa with such access as may be required by Diversa in connection with the licenses granted to Diversa under this Agreement or in the License Agreement, with respect to which Syngenta and its Affiliates shall retain all ownership rights. Diversa shall maintain the foregoing and any such information previously provided pursuant to the Research Collaboration Agreement in confidence as

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Syngenta Confidential Information and at Syngenta’s request shall give Syngenta access thereto at anytime during Diversa’s normal business hours and shall, at Syngenta’s request, promptly return such books and records, notebooks, software, and other information and materials, and all copies thereof.

4.7 Market Development Team. In the case of any Syngenta Product being developed in the Biofuel Field, at or before the time of achievement of the milestone referenced in Section 6.1(b)(ii) with respect to such Syngenta Product, a “Market Development Team” for such Syngenta Product shall be formed […***…]. The Market Development Team will include senior executive(s) from each of the Parties and other marketing and technical personnel as desired and needed. The Market Development Team will establish appropriate procedures to facilitate these activities, such as confidentiality agreements among Diversa, Syngenta and customers.

5. EXCLUSIVITY; PERMITTED ACTIVITIES

5.1 Diversa Exclusivity Obligations.

(a) During the Research Term, Diversa shall conduct research and development activities in the Syngenta Exclusive Field exclusively for Syngenta. During the Research Term, Diversa shall not engage, or enter into any agreement with or grant a license to any Third Party under intellectual property rights Controlled by Diversa that would permit any such Third Party to engage, directly or indirectly, for itself or for or with any Third Party, in (i) any research, development or commercialization activities in the Syngenta Exclusive Field or (ii) any research, development or commercialization activities involving Transgenic Biomass Conversion. “Transgenic Biomass Conversion” shall mean the hydrolytic conversion of Biomass to fermentable sugars, to other chemicals and/or to byproducts resulting from such conversion of Biomass (such as lignins), in each case using Transgenic Expression.

(b) Except for research and development activities conducted for Syngenta in accordance with this Agreement, Diversa shall not use (i) in the Syngenta Exclusive Field and/or in Transgenic Biomass Conversion, any Biomolecules (or any derivative or analog thereof), Research Results, or Program Materials discovered or developed under the Research Program, (ii) in the Syngenta Exclusive Field, and/or Transgenic Biomass Conversion, any Existing Biomolecules (or any derivative or analog thereof), or Research Results or Program Materials related to such Existing Biomolecules (or any derivate or analog thereof), that were discovered or developed under the research program conducted under the Research Collaboration Agreement prior to the Effective Date, or (iii) in the Former Syngenta Exclusive Field and/or the Biofuel Field, any Existing Biomolecules that met the minimum criteria levels specified in the applicable Project Plans under the Research Collaboration Agreement prior to the Effective Date, or Research Results or Program Materials related to such Existing Biomolecules that were discovered or developed under the research program conducted under the Research Collaboration Agreement prior to the Effective Date, or (iv) in the Animal Feed Field, any Biomolecules that are listed on Exhibit D, or Research Results or Program Materials related to such Biomolecules that were discovered or developed under the research program conducted under the Research Collaboration Agreement prior to the Effective Date, or (v) in the Animal Feed Field and/or Biofuel Field, any Biomolecules that are listed on Exhibit E, or Research Results or Program Materials related to such Biomolecules that were discovered or developed under the research program conducted under the Research Collaboration Agreement prior to the Effective Date.

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5.2 Permitted Diversa Activities. For the avoidance of doubt, Diversa may conduct research, development and/or commercialization activities on its own behalf or with any Third Party, including without limitation vertical integration activities in the Biofuel Field, provided that in each case such activities involve Fermentation production only. In addition, subject to Section 5.1, Diversa and its Affiliates may (a) use fermentable sugars, other intermediate chemicals and/or byproducts resulting from conversion of Biomass (such as lignins) produced as a result of hydrolysis of Biomass for any purpose, and (b) pre-treat Biomass to make it suitable for hydrolysis and/or may develop and use organisms designed to ferment the products of hydrolysis to fuels and/or other chemicals. Notwithstanding Section 5.1(a), Diversa is permitted to perform research and development activities outside the Syngenta Exclusive Field and outside Transgenic Biomass Conversion, even if such activities may result in the incidental discovery or development of research results, information, data or products which may have utility within the Syngenta Exclusive Field or for Transgenic Biomass Conversion, subject to Syngenta’s rights under Section 5.5 and provided that Diversa does not develop or commercialize itself, or through a Third Party, any results of such research and development activities within the Syngenta Exclusive Field or for Transgenic Biomass Conversion during the Research Term.

5.3 Acquisition of Another Business. If Diversa or any of its Affiliates acquires control (as such term is used in the definition of Affiliate) of a business or company which at the time of acquisition is engaged in the research, development and/or commercialization of a project or product which would be a violation of Diversa’s obligations under Section 5.1 (whether by merger, acquisition of assets or by equity ownership, consolidation, reorganization, or otherwise), then such acquisition shall not be deemed to be a violation of the obligations set forth in Section 5.1 if Diversa or its applicable Affiliate discontinues or divests itself of such project or product within nine (9) months after the consummation of such acquisition or Syngenta waives such obligations with respect to the applicable project or product.

5.4 Syngenta Rights to Other Biomolecules. If, at any time during the period commencing on the Effective Date and ending on the tenth anniversary of the Effective Date unless terminated earlier by Diversa in accordance with Section 12.3, (i) Diversa or its Affiliate itself discovers or identifies Biomolecules in the course of research funded, in whole or in part, by Diversa or its Affiliate, or (ii) Diversa or its Affiliate discovers or identifies Biomolecules with or for a Third Party using Diversa Proprietary Technology, which Biomolecules, in the case of this clause (ii), hydrolytically convert Biomass to fermentable sugars and/or other intermediate chemicals, in either case which Biomolecules are suitable for use in the Syngenta Exclusive Field (“Subsequent Biomolecules”), Diversa shall promptly inform Syngenta, shall provide Syngenta with technical data about such Subsequent Biomolecules as Syngenta may reasonably request, and shall make such Subsequent Biomolecules available to Syngenta, for Syngenta’s exclusive use in the Syngenta Exclusive Field, as if such Subsequent Biomolecules had been discovered under the Research Program; provided that no information with regard to any Subsequent Biomolecules discovered or identified in the course of research, development and commercialization activities funded in whole or in part by any Third Party shall be provided except as expressly set forth in Section 3.5(a). In addition, (A) derivatives of Existing Biomolecules and (B) Biomolecules from Diversa’s collection of Biomolecules existing as of the Effective Date shall be deemed to be Subsequent Biomolecules; provided that, with regard to

Biomolecules referenced in clause (B), Diversa shall only be required to provide information and data for those classes of such Biomolecules that are reasonably requested by Syngenta based upon potential utility within the Syngenta Exclusive Field. Diversa shall license such Subsequent Biomolecules to Syngenta as provided in Section 8.4(a). Neither Diversa nor any of its Affiliates is (except for the agreements referred to in the last sentence of this section but only with respect to the specific Biomolecules referenced in the last sentence of this Section 5.4) a party as of the Effective Date to, nor shall any of them enter into, any agreement or other instrument which conflicts with, impairs, restricts or diminishes its ability to afford to Syngenta the rights and benefits contemplated by this Section 5.4. Diversa and its Affiliates shall, in connection with any relevant Third Party agreement, reserve the rights necessary to grant Syngenta the rights and benefits contemplated by this Section 5.4. For purposes of this Section 5.4, Syngenta shall not have rights to (a) any Biomolecules that Diversa is not entitled to make available to Syngenta because of […***…] Diversa has disclosed in writing to Syngenta (provided that, of such Biomolecules which […***…], only those specifically noted on Exhibit D are Biomolecules to which Diversa has granted Syngenta a license under this Agreement as of the Effective Date), and (b) […***…], but, in each case, only to the extent that such Biomolecules cannot be made available to Syngenta and only for so long as such restriction exists.

5.5 Diversa Rights to D45. Notwithstanding anything to the contrary in this Agreement, Diversa shall have the right to develop and commercialize, on its own behalf or with any Third Party, at its cost and without any payments from or to Syngenta, the product called D45, and/or any improvement thereof as expressly permitted herein, for all applications, using Fermentation production only. This right includes any further improvement of D45 through molecular modifications by codon optimization or other minor modifications and changes to formulation and/or the applicable expression system, in all cases that do not result in a Biomolecule or product which requires a new or amended regulatory approval from the EPA or, if required for such Biomolecule or product, the FDA and which do not change the safety or efficacy of D45; provided that this right is subject to a prohibition on any other improvements of D45 through molecular modification. For the avoidance of doubt, Diversa agrees that it will not develop or commercialize D45 or any improvement thereof utilizing Transgenic Expression. Diversa may license D45 and the permitted improvement thereof to Third Parties, including but not limited to ADM, subject to the restrictions contained in this Section 5.5. Diversa will not engage, or enter into an agreement with or grant a license to a Third Party to permit the Third Party to engage, directly or indirectly, for itself or for or with any Third Party, in any research, development or commercialization activities with respect to D45 or any such further improvement of D45 referenced above from the Effective Date and for so long as Syngenta or any of its Affiliates or licensees continues to develop or commercialize Syngenta’s corn amylase product, except as set forth above in this Section 5.5. This Section 5.5 shall survive termination of this Agreement.

5.6 Access to and Use of Research Results and Program Materials. Subject to the terms of this Agreement, Syngenta or any of its Affiliates may use, directly or indirectly, any Research Results or Program Materials, including any Biomolecules discovered or identified in the course of the Research Program or under the research program under the Research Collaboration Agreement, in any research, development or commercialization activities which Syngenta or any of its Affiliates conducts in-house or under contract with a Third Party, provided

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that (a) with regard to Biomolecules, such use shall be as provided in Section 8.4, (b) with regard to Research Results and Program Materials (excluding Biomolecules) discovered or identified in the course of any Syngenta Project, such use shall be for any purpose, (c) with regard to Research Results and Program Materials (excluding Biomolecules) discovered or identified in the course of the Joint Bagasse Project, such use shall be (i) in the Syngenta Exclusive Field, for Transgenic Biomass Conversion and for any other purpose involving Transgenic Expression and/or (ii) to progress Syngenta Products in the fields applicable to such Syngenta Product under Section 8.4, and, (d) with regard to Research Results and Program Materials (excluding Biomolecules) discovered or identified in the course of any Diversa Project, such use shall be to progress any Syngenta Project and/or any Syngenta Products in the fields applicable to such Syngenta Product under Section 8.4. Diversa agrees to provide Syngenta with all Biomolecules discovered or identified in the course of the Research Program, including the Diversa Projects and the Syngenta Projects and under the research program under the Research Collaboration Agreement, and the other Biomolecules referred to in Section 5.4 and a license to use all such Biomolecules in accordance with and subject to Section 8.4. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Syngenta or its Affiliates from using in any manner whatsoever Biomolecules which have been placed into the public domain other than by wrongful disclosure by Syngenta or its Affiliates.

5.7 Limited Exception for Government Funded Work. Notwithstanding anything to the contrary in Section 5 or Section 8.4, the Parties agree that Diversa has obtained and may in the future obtain government funding for research and development activities that provides for government march in rights with regard to technology developed through such activities; provided, however, that, after the Effective Date, Diversa may only do so with regard to any research and development activities the scope of which includes, in whole or in part, the Biofuel Field or the Animal Feed Field with Syngenta’s prior written consent.

6. RESEARCH MILESTONE PAYMENTS; ROYALTIES

6.1 Milestones.

(a) Animal Feed Field. Diversa shall be eligible to receive a maximum of […***…] (for a Syngenta Product based on one Biomolecule) or a maximum of […***…] (for a Syngenta Product based on multiple Biomolecules) in total milestone payments from Syngenta for the achievement of relevant events for each Syngenta Product which consists of, incorporates or is made through the use of any Biomolecule(s) licensed to Syngenta under this Agreement for use in the Animal Feed Field as set forth below, subject to clause (c):

(i) […***…];

(ii) […***…]; and

(iii) […***…];

(b) Biofuel Field. Diversa shall be eligible to receive a maximum of […***…] in total milestone payments from Syngenta for the achievement of relevant events for each Syngenta Product which consists of, incorporates or is made through the use of any Biomolecule(s) licensed to Syngenta under this Agreement for use in the Biofuel Field payable in stages as set forth below, subject to clause (c):

(i) […***…];

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(ii) […***…];

(iii) […***…]

(iv) […***…];

If a milestone event in Section 6.1(a)(i) or 6.1(b)(i) or (ii) was not achieved with regard to a given Syngenta Product, as applicable, and subsequently a milestone event under Section 6.1(a)(ii) or 6.1(b)(iii), as applicable, with regard to the same Syngenta Product is achieved, then the payment for the milestone event that was not achieved shall be made, concurrently with the payment for the subsequent milestone event under Section 6.1(a)(ii) or 6.1(b)(iii), as applicable, that is achieved with regard to such Syngenta Product.

(c) Adjustment of Milestones. The Parties agree that the milestone payments in Section 6.1 (the “Milestones”) shall be paid only one time for a given Biomolecule and that the Milestones payable per Syngenta Product shall be reduced pursuant to this clause (c) to the extent that Milestones have been paid previously for another Syngenta Product consisting of, incorporating or made through the use of that same Biomolecule(s). For purposes of this clause (c), a Biomolecule which is a modification of another Biomolecule […***…]. As a result, in the case of a Syngenta Product that consists of, incorporates or is made through the use of one Biomolecule, if a Milestone has been paid for such Biomolecule or Syngenta Product based thereon, no corresponding Milestone shall thereafter be due with respect to any other Syngenta Product that consists of, incorporates or is made through the use of only that same Biomolecule. In the case of a specific Syngenta Product that consists of, incorporates or is made through the use of multiple Biomolecules, the amount of the Milestone due shall be equal to (i) the applicable amount specified in Section 6.1(a) or (b), multiplied by (ii) the quotient of A divided by B, where:

A = the number of Biomolecules contained or incorporated in or used to make the specific Syngenta Product that have not been contained or incorporated in or used to make any other Syngenta Product for which the applicable Milestone has already been paid (referred to as “new” Biomolecules), and

B = the total number of Biomolecules contained or incorporated in or used to make the specific Syngenta Product.

For example, in the case of a given Syngenta Product that achieves the second milestone in Section 6.1(b) and that consists of, incorporates or is made through the use of four Biomolecules, where one of those Biomolecules is the same as a Biomolecule that is contained, incorporated or used to make a Syngenta Product for which such second Milestone was previously made, and the other three Biomolecules are “new” Biomolecules, the second Milestone payable by Syngenta for such given Syngenta Product shall equal […***…] […***…] multiplied by  3/4).

(d) Credit for Milestones Across Fields. If Syngenta has paid a Milestone with respect to a specific Syngenta Product in the Animal Feed Field under Section 6.1(a) or in the Biofuel Field under Section 6.1(b), as applicable (the “Previously Paid Milestone”), and a Syngenta Product that consists of, incorporates or is made through the use of one or more

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Biomolecule(s) any of which are the same as the Biomolecule(s) in the specific Syngenta Product for which the Previously Paid Milestone was made (the “Overlapping Biomolecules”) achieves a milestone event in the Animal Feed Field under Section 6.1(a) (if the Previously Paid Milestone was paid under Section 6.1(b)) or in the Biofuel Field under Section 6.1(b) (if the Previously Paid Milestone was paid under Section 6.1(a)), then the following amount shall be credited against the Milestone payable upon achievement of such milestone event for such Syngenta Product (as adjusted in accordance with Section 6.1(c) if applicable):

(i) the Previously Paid Milestone, multiplied by

(ii) a fraction equal to (A) the number of Overlapping Biomolecules, divided by (B) the total number of Biomolecules in the specific Syngenta Product for which the Previously Paid Milestone was made.

If the amount of such credit is greater than the Milestone payable upon achievement of such milestone event for such Syngenta Product (as adjusted in accordance with Section 6.1(c) if applicable), then the portion of such credit that was not used may be carried forward and applied against the subsequent Milestone(s) payable with respect to such Syngenta Products until used in full.

For example, assume that a given Syngenta Product in the Animal Feed Field consists of, incorporates or is made through the use of three Biomolecules and Syngenta has made a Previously Paid Milestone equal to […***…] upon achievement of the milestone event in Section 6.1(a)(i) with respect to such Syngenta Product. If the milestone event in Section 6.1(b)(i) is achieved with respect to a Syngenta Product that contains one Overlapping Biomolecule, then Syngenta would be entitled to credit an amount equal to […***…] (i.e. […***…] multiplied by 1/3) against the Milestone of […***…] payable upon achievement of such milestone event in Section 6.1(b)(i) with respect to such Syngenta Product.

(e) No Other Milestones. No milestones under the Research Collaboration Agreement or under this Agreement (other than the Milestones set forth in this Section 6.1 and potential milestones for […***…] as referenced in Section 2.2) will otherwise be payable, including but not limited to with respect to Syngenta Products arising from Other Existing Research.

6.2 Milestone Payments. Achievement against the agreed Milestones shall be determined […***…]. If a Milestone has been achieved […***…], Syngenta shall pay Diversa the applicable Milestone payment within […***…]. Individual Milestone payments will not be partially paid.

6.3 Royalties. Except with respect to any Syngenta Products which may arise from the Other Existing Research, as to which no royalties or milestones are payable, if a Syngenta Product is commercialized by Syngenta, Syngenta shall pay Diversa royalties on Syngenta’s annual Net Revenue for Syngenta Products, on a Product by Product basis, subject to Sections 3.3, 6.4 and 6.6 hereof, based on the following royalty rate schedule:

(a) Syngenta will pay Diversa royalties on Net Revenue of Syngenta Products, other than Syngenta Products described in Section 6.3(b) as follows. With respect to:

(i) If the Syngenta Product consists of, incorporates, or is made through the use of only one or more Biomolecules derived from a Syngenta Project or any Existing Biomolecule (or improvement thereof), the royalty rate shall be […***…]% of Net Revenue.

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(ii) If the Syngenta Product consists of, incorporates, or is made through the use of only one or more Biomolecules licensed by Diversa to Syngenta under this Agreement that are not covered by clause (i), the royalty rate shall be […***…]% of Net Revenue.

(iii) If the Syngenta Product consists of, incorporates, or is made through the use of one or more Biomolecules covered by clause (i) and one or more Biomolecules covered by clause (ii), the royalty rate shall be […***…]% of Net Revenue.

(iv) If the Syngenta Product consists of, incorporates, or is made through the use of one or more Biomolecules generated under the Joint Bagasse Project, the royalty rate shall be […***…]% of Net Revenue.

(b) Syngenta will pay Diversa royalties on Net Revenue of Syngenta Products produced by Transgenic Expression in the Animal Feed Field as follows:

(i) If the Syngenta Product consists of, incorporates, or is made through the use of only one or more Biomolecules derived from a Syngenta Project or any Existing Biomolecule (or improvement thereof), the royalty rate shall be […***…]% of Net Revenue.

(ii) If the Syngenta Product consists of, incorporates, or is made through the use of only one or more Biomolecules licensed by Diversa to Syngenta under this Agreement that are not covered by clause (i), the royalty rate shall be […***…]% of Net Revenue.

(iii) If the Syngenta Product consists of, incorporates, or is made through the use of one or more Biomolecules covered by clause (i) and one or more Biomolecules covered by clause (ii), the royalty rate shall be […***…]% of Net Revenue.

(c) Adjustment for Certain Biomolecules in the Animal Feed Field. With respect to the royalty payable pursuant to Section 6.3(b), in the case where the Syngenta Product consists of, incorporates, or is made through the use of one or more Biomolecules that are not licensed to Syngenta hereunder, the royalty payable by Syngenta pursuant to Section 6.3(b), shall be reduced on a basis that is mutually agreed by the Parties taking into account the extent to which such Biomolecule(s) enhances the Syngenta Product, or if the Parties are unable to agree on such reduction, either Party may submit such matter to dispute resolution pursuant to Section 13. Before Syngenta determines to include, incorporate or use for manufacturing in any Syngenta Product for the Animal Feed Field any Third Party’s Biomolecule, Syngenta shall first look to Diversa to determine whether Diversa is able to make available comparable Biomolecules, based upon, among other things, technical capabilities, intellectual property matters, resource availability, timing and cost.

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(d) Adjustment for Certain Biomolecules in the Biofuel Field. With respect to the royalty payable pursuant to Section 6.3(a), in the case where the Syngenta Product consists of, incorporates, or is made through the use of one or more Biomolecules that are not licensed to Syngenta hereunder, the royalty payable by Syngenta pursuant to Section 6.3(a), as applicable, shall be reduced to reflect the contribution of such Biomolecule(s), as follows: the reduced royalty rate will equal the product of:

(x) the applicable royalty rate specified in Section 6.3(a), and

(y) the […***…], determined as one minus Z, where Z is a fraction:

(i) with the numerator equal to […***…], and

(ii) with the denominator equal to.

By way of example, if the Syngenta Product consists of, incorporates, or is made through the use of only one or more two Biomolecules licensed hereunder, and if […***…], and if […***…], then […***…].

(e) No Royalty on Diversa Products. No royalty shall be payable to Syngenta with respect to Diversa Products.

6.4 Net Revenue Adjustment. The amount of Net Revenue earned by Syngenta on a Syngenta Product shall be reduced for purposes of the calculation of royalties under Section 6.3 (a) where sales or other revenue is not directly and solely attributable to such Product (e.g. where traits related to the Syngenta Exclusive Field are stacked or where seed and chemicals are sold together) or (b) where royalties or fees are payable by Syngenta to a Third Party for use of its intellectual property to optimize, enhance or modify the Biomolecule to create such Product. In this event, the Parties shall negotiate in good faith, in the case of clause (a), to allocate a portion of such sales or other revenue that is attributable to the value of the Syngenta Product, and, in the case of clause (b), to reduce the royalties due hereunder by […***…] of such royalties or fees payable to such Third Party. Revenue used for calculation of the Net Revenue for the royalty calculations under Section 6.3 shall be as determined by agreement by the Parties pursuant to this Section 6.4 or, failing such agreement, pursuant to the arbitration provisions set forth in Section 13. This Section 6.4 is not intended to adjust for the same factors that are addressed in Section 6.3(c) and Section 6.3(d).

6.5 Non-Cash Revenue. If in connection with the sale or transfer of a Syngenta Product, Syngenta or its Affiliates grants a Sublicensee a sublicense under any Program Technology or to any Syngenta Product, in exchange for any consideration in a form other than cash or a cash equivalent (e.g., a license under other intellectual property owned or otherwise Controlled by a Third Party), the fair market value of the non-cash consideration received by Syngenta and its Affiliates for such rights or product, as the case may be, shall be agreed by the Parties, or if the Parties are unable to agree on such fair market value, either Party may submit such matter to dispute resolution pursuant to Section 13 below, in order to determine the fair market value of such consideration which shall be used in calculating Revenue.

6.6 Duration of Royalties. The royalties due hereunder will be payable on a country by country, Product by Product basis beginning on the first commercial sale of the applicable Product in the applicable country and ending on the later of (a) […***…] after the date of first

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commercial sale of such Product in such country if there are no issued patents included in the Patent Rights pertaining to such Product in such country, or (b) the expiration of the last to expire of the issued patents included in the Patent Rights pertaining to such Product in such country. For the avoidance of doubt, no royalties shall be due hereunder in the event that the royalty obligation arises solely by virtue of issued patents included in the Patent Rights that claim the manufacture, use or sale of the Biomolecule incorporated into the Product that was discovered, identified, or developed, or the utility of which is discovered or identified in the course of the Research Program or the research program conducted under the Research Collaboration Agreement (and not issued patents included in the Patent Rights that claim the manufacture, use or sale of the Product) and the issued patents included in the Patent Rights applicable to such Biomolecule have expired or have been abandoned in all countries. If there is no patent protection available in a country and Diversa or Third Party commercializes a product which competes with a Syngenta Product, the Parties shall negotiate in good faith to reduce or terminate Syngenta’s royalty obligation with respect to such Syngenta Product in such country as necessary to put such Syngenta Product on a competitive basis with such competing product.

6.7 Zymetrics Products. Except as provided below with respect to the Zymetrics Microbial Product known as […***…] (“[…***…]”), which does not include the Zymetrics Transgenic Product known as […***…], notwithstanding anything to this contrary in this Section 6, Syngenta shall make payments to Diversa with regard to Zymetrics Microbial Products and Zymetrics Transgenic Products in accordance with the terms of the Amendment to Amended and Restated Research Collaboration Agreement, dated May 28, 2004, between Diversa and Syngenta (the “2004 RCA Amendment”). With respect to […***…], the Parties agree hereby to amend the applicable provisions of the 2004 RCA Amendment, between Diversa and Syngenta as follows:

(i) Subject to clause (iv) below, the royalty on […***…] will be […***…]% of Net Revenue.

(ii) The […***…]due to Diversa is […***…], and […***…], except as otherwise provided in clause (iv) below.

(iii) The.

(iv) […***…]. If Syngenta sells, licenses, or otherwise transfers its rights to […***…]to a Third Party, as […***…] then Syngenta shall have the right to transfer to such buyer all of its rights to […***…]together with the royalty and payment obligations set forth in clauses (i) and (ii) above in connection with such […***…]with no further royalty and payment obligation of Syngenta to Diversa under this Section 6.7 (including the 2004 RCA Amendment), provided as follows:

(A) […***…] . In connection with […***…] , Syngenta will make an offer to Diversa to buy out and satisfy the obligation to pay […***…] which takes into account the buyer’s likely prospects of achieving […***…] and the purchase price offered by the buyer to Syngenta for the […***…] rights. If Diversa accepts such applicable offer from Syngenta, then in the case of […***…] , Syngenta and the buyer shall have no further obligation with respect to the payment of […***…] . If Diversa does not accept Syngenta’s offer, then Syngenta shall have the right to sublicense […***…] to the buyer in the applicable geographic area and the buyer’s sales of […***…] shall be taken into account for purposes of determining whether […***…] has been achieved.

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(B) Royalty Obligation. In connection with […***…], Syngenta shall have the right to terminate the […***…] royalty obligation in clause (i) from Syngenta and/or the buyer, by delivering written notice thereof to Diversa, effective upon the closure of […***…]; provided that in such event, Diversa shall receive promptly after such closure an amount equal to (i) […***…] of the purchase price (net of taxes and transaction expenses) received by Syngenta for the rights to […***…] in connection with such […***…]. as and when such purchase price is received, minus (ii) if applicable, (x) the amount agreed by Syngenta and Diversa to buy out and satisfy the payment obligation under Section 6.7(iv)(A) or (y) the amount actually paid under Section 6.7(ii), whichever is greater. If Syngenta does not terminate the royalty obligation in connection with such […***…] as provided herein, then the […***…]% royalty obligation shall be payable by the buyer on its Net Revenue and Syngenta shall have no obligation with respect thereto.

(v) […***…]. If Syngenta wishes to sell, license or otherwise transfer its rights to […***…] to a Third Party, as […***…], then Syngenta may sublicense its rights to such a transferee. In the event of such sublicense, Syngenta shall remain liable to Diversa for […***…]. In addition, in the case of a […***…], Syngenta and Diversa may agree on terms, mutually acceptable to both Syngenta and Diversa in their discretion, to […***…].

6.8 Third Party Royalties.

(a) Syngenta Obligation. Except as otherwise expressly set forth in this Agreement or the License Agreement, including without limitation Section 3.10 hereof, Syngenta shall be responsible for the payment of any royalties, license fees and milestone and other payments due to any other Third Party under licenses or similar agreements necessary for the development, manufacture, propagation, use, import or sale of Syngenta Products developed, made and/or commercialized by Syngenta or its Affiliates or Sublicensees.

(b) Diversa Obligation. Except as otherwise expressly set forth in this Agreement or the License Agreement, Diversa shall be responsible for the payment of any royalties, license fees and milestone and other payments due to any other Third Party under licenses or similar agreements necessary for the development, manufacture, propagation, use, import or sale of Diversa Products and Biomolecule(s) produced by Fermentation and included in Mixed Delivery Products as provided in Section 3.3, and any other products which incorporate or are made through use of Program Technology (other than Syngenta Products except for any Biomolecule produced by Fermentation and included in Mixed Delivery Products as provided in Section 3.3), developed, made and/or commercialized by Diversa or its Affiliates or Sublicensees.

6.9 Withholding Taxes. Any tax that one Party is required to withhold and pay on behalf of the other Party with respect to the payments payable by such Party to the other Party under this Agreement shall be deducted from and offset against said payments prior to remittance to that other Party; provided, however, that in regard to any tax so deducted, the withholding Party shall give or cause to be given to the other Party such assistance as may reasonably be necessary to enable that other Party to claim exemption therefrom or credit therefor, and in each case shall furnish the other Party with proper evidence of the taxes paid on its behalf.

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7. BOOKS AND RECORDS

7.1 Reports and Payments.

(a) After the first commercial sale of a Syngenta Product as to which royalties are payable by Syngenta to Diversa, Syngenta shall make quarterly written reports to Diversa for each calendar quarter, within […***…] after the end of the applicable calendar quarter, stating in each such report, for Net Revenue of Syngenta and its Affiliates, on a country-by-country and Product-by-Product basis:

(i) the quantity and description of each Syngenta Product sold; and

(ii) the Net Revenue for each Syngenta Product, and the calculation of royalties due thereon, accompanied by sufficient information to Diversa to verify the accuracy of the royalty calculations made by Syngenta, and a detailed explanation of the methodology used to determine the royalty payment, including, without limitation, the exchange rates used pursuant to Section 7.3 (or the calculation of royalties under Section 6.7, if applicable).

(b) Concurrently with the making of any such reports, Syngenta shall pay to Diversa, within […***…] after the end of each calendar quarter, all royalties due pursuant to Section 6. If no royalties are due, Syngenta shall so notify Diversa. Diversa acknowledges that the royalty reports and payments from Syngenta to Diversa for each calendar quarter during a Year will be based on good faith estimates by Syngenta of the relevant Syngenta Product sales, the related Net Revenue, and royalties payable for such period and that appropriate adjustments shall be made for the actual amount of royalties due for such year within […***…] after the end of such calendar year to reflect actual relevant Syngenta Product sales and related Net Revenue and royalties for such calendar year. The amount of any overpayment or underpayment of royalties shall be promptly paid by Syngenta or Diversa, without interest.

7.2 Payment Method; Late Payments. All amounts due either Party hereunder shall be paid in U.S. dollars by wire transfer in immediately available funds to a bank account designated by the receiving Party. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of prime rate as reported by Citibank, New York, New York (or its successor in interest), […***…], or the maximum rate permitted by law, calculated on the number of days such payment is delinquent, compounded monthly. This Section 7.2 shall in no way limit any other remedies available to either Party.

7.3 Currency Conversion. Royalty payments subject to this Agreement shall first be determined in the currency earned and then converted to its equivalent in United States currency. The average of the buying rates on exchange for converting the currencies involved into the currency of the United States quoted by the Financial Times (or its successor in interest) for the quarterly period in which the royalty payments were earned shall be used to determine any such conversion.

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7.4 Restrictions on Payment. The obligation to pay royalties under this Agreement in a particular country shall be waived and excused to the extent that statutes, laws, codes or government regulations in such country prevent such royalty payments; provided, however, in such event, if legally permissible, Syngenta shall pay the royalties owed to Diversa by depositing such amounts in a bank account in such country that has been designated by Diversa and promptly report such payment to Diversa.

7.5 Records; Inspection. Syngenta and its Affiliates shall keep (and cause its Sublicensees to keep) complete, true and accurate books of account and records for the purpose of determining the royalty payments payable under this Agreement, and Diversa shall keep complete, true and accurate books of account and records for the information to be provided under Section 3.3. Such books and records shall be kept reasonably accessible for three (3) years following the end of the calendar year to which they pertain. Such records will be open for inspection during such three (3) year period by a representative or agent of the receiving Party reasonably acceptable to the paying Party, which approval shall not be unreasonably withheld, for the purpose of verifying the statements and information provided pursuant to Section 7.1 and under Section 3.3. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by Syngenta and Diversa. The inspecting Party’s representative or agent will be obliged to execute a confidentiality agreement acceptable to the other Party in its reasonable judgment prior to commencing any such inspection and may only disclose to the inspecting Party the amount of any variance or error. The inspecting Party shall bear the costs and expenses of inspections conducted under this Section 7.5 and under Section 3.3, unless a variation or error producing an underpayment in amounts payable exceeding […***…] of the amount payable for any year is established in the course of any such inspection, whereupon all costs relating to the inspection and any unpaid amounts that are discovered will be paid by the paying Party or any overpayments will be returned to the paying Party, together with interest on such unpaid amounts or overpayments at the rate specified in Section 7.2 above.

8. INTELLECTUAL PROPERTY

8.1 Ownership of Existing Intellectual Property and Improvements. Syngenta or its Affiliates shall retain all ownership rights to all Patent Rights, Know How, and Materials owned by Syngenta or its Affiliates as of, or acquired by Syngenta or its Affiliates since, the effective date of the Research Collaboration Agreement and to any improvements thereof (excluding TMRI Platform Technology Improvements not specifically requested to be made and funded by Syngenta as part of the research program conducted under the Research Collaboration Agreement) and Diversa hereby assigns to Syngenta all right, title and interest in and to any such improvements made, conceived or reduced to practice by employees or consultants of Diversa or its Affiliates in the course of the Research Program or the research program conducted under the Research Collaboration Agreement and all intellectual property rights therein. Diversa or its Affiliates shall retain all ownership rights to all Patent Rights, Know How, and Materials, and all other intellectual property owned by Diversa or its Affiliates as of, or acquired by Diversa since, the effective date of the Research Collaboration Agreement and to any improvements thereof, including Diversa’s proprietary nucleic acid libraries, and shall own all improvements to Diversa’s discovery and evolution technologies, and all its screening assays, robotic devices and software related thereto (the “Diversa Platform Technology”), and Syngenta hereby assigns to Diversa all right, title and interest in and to any such improvements made, conceived or reduced to practice by employees or consultants of Syngenta or its Affiliates in the course of the Research

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Program or the research program conducted under the Research Collaboration Agreement and all intellectual property rights therein. Notwithstanding anything to the contrary contained herein, each Party shall own all manufacturing host organisms, and all intellectual property related thereto, that it owned as of the effective date of the Research Collaboration Agreement, or developed subsequently, whether under this Agreement, the Research Collaboration Agreement or otherwise, and any improvements thereto.

8.2 Ownership of New Intellectual Property and Research Results.

(a) Except as otherwise provided in Section 8.1 and this Section 8.2, inventorship of inventions, whether or not patentable, conceived of by employees or consultants of either Party, or jointly by employees and consultants of both Parties, in the course of work performed under the Research Program or the research program conducted under the Research Collaboration Agreement (collectively, the “Inventions”) shall be determined in accordance with United States patent laws, and ownership of Inventions shall be determined in accordance with inventorship (it being understood and agreed that, except as specifically set forth herein, the inventing Party shall own all Inventions).

(b) Except as expressly provided in Section 8, Syngenta shall own all Syngenta Program Technology, and Diversa shall own all Diversa Program Technology; provided that Diversa’s use of Diversa Program Technology shall be subject to the provisions of Sections 5 and 8. Except as expressly provided in Section 8, each of Syngenta and Diversa has an equal and undivided joint ownership interest (provided that neither Party shall have a duty to the other Party to account for exploitation of such rights) in all Research Results and Program Materials generated in or derived from the Joint Bagasse Project, and Patent Rights and Know-How claiming, disclosing or covering such Research Results or Program Materials, but excluding all Syngenta Program Technology, all Diversa Program Technology and either Party’s proprietary technology and improvements and intellectual property rights therein which are retained by such Party under Section 8.1 (the “JBP Program Technology”); provided that Diversa’s use of the JBP Program Technology shall be subject to the provisions of Sections 5 and 8 and Syngenta shall be entitled to use the JBP Program Technology as provided in Section 5.6(c) and not for any other uses.

(c) Diversa shall own all Patent Rights and Know-How related to (i) compositions of matter, uses of or methods primarily relating to, or otherwise primarily involving, any Biomolecule or any derivative or analog thereof discovered pursuant to the conduct of the Projects under the Research Program or the research program conducted under the Research Collaboration Agreement, (ii) any Diversa Product or (iii) any other product (excluding any Syngenta Product) sold or licensed, or developed for sale or license, by Diversa or its Affiliates or Sublicensees which incorporates or is made through use of Program Technology, including, but not limited to, methods and techniques used for discovery and/or optimization of Biomolecules and derivatives or analogs thereof, and methods of using Biomolecules to make products. Diversa shall be entitled to use the foregoing for any purpose, subject to the provisions of Section 5 and any license granted under Section 8.4(a); provided, however that Plant Genes are excluded from this Section 8.2(c) and are included in Section 8.2(e).

(d) Diversa shall own all TMRI Platform Technology Improvements, and shall be entitled to use the foregoing for any purpose, subject to the provisions of Section 5 and subject to the provisions of Sections 8.1 and 8.4(b) with respect to TMRI Platform Technology Improvements included in the Research Results.

(e) For the avoidance of doubt, Syngenta shall own all Patent Rights and Know-How that claim, disclose or cover compositions of matter that are Plant Genes discovered or modified pursuant to the conduct of the Syngenta Projects and/or the Joint Bagasse Project under the Research Program or the research program conducted under the Research Collaboration Agreement or that otherwise relate to Syngenta Products (including all such rights relating to any uses of, or methods of making, such Plant Genes or Syngenta Products), but subject to Diversa’s ownership of Patent Rights and Know-How related to compositions of matter, uses of or methods primarily relating to, or otherwise primarily involving, any Biomolecule or any derivative or analog thereof (excluding Plant Genes) as set forth in Section 8.2(c).

(f) For the avoidance of doubt, Syngenta owns all right, title and interest in and to all proprietary ideas, inventions, data, instructions, processes, trade secrets, devices, methods, formulae, materials, protocols and marketing, information, software, documentation, hardware, designs, plans, apparatus, systems and the like (including, without limitation, the […***…]) generated in the course of the […***…] project conducted by the Parties under the Research Collaboration Agreement and/or under the Research Program (the “[…***…] Project”), including all intellectual property rights therein.

(g) Each Party shall (and shall cause its applicable Affiliates to) make such assignments and take such other actions as may be necessary or appropriate to effect the ownership of intellectual property rights in accordance with this Section 8.2.

8.3 Ownership Dispute. If there is a dispute regarding the ownership of any Research Results, Patent Rights and Know How under Section 8.1 or 8.2, the Parties agree to resolve such dispute by submitting such dispute to an independent patent counsel mutually acceptable to the Parties for resolution, with each Party paying half of the fees of such independent patent counsel.

8.4 License of Biomolecules and TMRI Platform Technology Improvements.

(a) License of Biomolecules.

(1) Exclusive Biomolecule License. Diversa hereby grants to Syngenta and its Affiliates a perpetual (subject only to payments due hereunder), exclusive, royalty-bearing (but only to the extent such royalties are due on Syngenta Products as set forth in Section 6, with no additional royalty being due hereunder), worldwide license, with the right to sublicense, under the Patent Rights and Know-How Controlled by Diversa and its Affiliates:

(A) to make, have made, and use all of the Existing Biomolecules that demonstrated the minimum criteria levels specified in the applicable Project Plans under the Research Collaboration Agreement prior to the Effective Date and that are produced using any means of production to use, develop, make, have made, import, sell, offer for sale and have sold Syngenta Products for use in the Former Syngenta Exclusive Field, the Syngenta Exclusive Field, the Biofuel Field, and/or Other Existing Research;

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(B) to make, have made, and use all of the Existing Biomolecules that have not demonstrated the minimum criteria levels specified in the applicable Project Plans under the Research Collaboration Agreement prior to the Effective Date and that are produced using Transgenic Expression to use, develop, make, have made, import, sell, offer for sale and have sold Syngenta Products for use in the Syngenta Exclusive Field; which license is in addition to the licenses granted in Section 8.4(a)(1)(C) and 8.4(a)(1)(D) with respect to the Biomolecules referred to therein;

(C) to make, have made, and use those Existing Biomolecules listed on Exhibit D that have not demonstrated the minimum criteria levels specified in the applicable Project Plans under the Research Collaboration Agreement prior to the Effective Date and that are produced using any means of production including Fermentation and Transgenic Expression to use, develop, make, have made, import, sell, offer for sale and have sold Syngenta Products for use in the Animal Feed Field;

(D) to make, have made, and use those Existing Biomolecules listed on Exhibit E that have not demonstrated the minimum criteria levels specified in the applicable Project Plans under the Research Collaboration Agreement prior to the Effective Date and that are produced using any means of production including Fermentation and Transgenic Expression to use, develop, make, have made, import, sell, offer for sale and have sold Syngenta Products for use in the Biofuel Field and/or the Animal Feed Field;

(E) to make, have made, and use all of the Biomolecules discovered or identified under the Research Program that are produced using Transgenic Expression to use, develop, make, have made, import, sell, offer for sale and have sold Syngenta Products for use in the Syngenta Exclusive Field and/or the Other Existing Research;

(F) to make, have made, and use all of the Subsequent Biomolecules referenced in Section 5.4 that are produced using Transgenic Expression to use, develop, make, have made, import, sell, offer for sale and have sold Syngenta Products for use in the Syngenta Exclusive Field; and

(H) to use for any purpose fermentable sugars, other chemicals and/or byproducts resulting from conversion of Biomass (such as lignins) in each case that result from exercise of the rights under any of the foregoing licenses.

(2) Non-Exclusive Biomolecule License. Diversa hereby grants to Syngenta and its Affiliates a perpetual (subject only to payments due hereunder), non-exclusive, royalty-bearing (but only to the extent such royalties are due on Mixed Delivery Products as set forth in Section 6, with no additional royalty being due hereunder), worldwide license, with the right to sublicense, under the Patent Rights and Know-How Controlled by Diversa and its Affiliates:

(A) to make, have made and use any Biomolecules discovered or identified under the Research Program that demonstrate the minimum criteria levels specified in the applicable Project Plans on or after the Effective Date and that are produced by Fermentation and included as a component in a Mixed Delivery Product to use, develop, make, have made, import, sell, offer for sale and have sold such Mixed Delivery Product for use in the Animal Feed Field and/or Biofuel Field;

(B) to make, have made and use all of the Subsequent Biomolecules referenced in Section 5.5 that are produced by Fermentation and included as a component in a Mixed Delivery Product to use, develop, make, have made, import, sell, offer for sale and have sold Syngenta Products for use in the Animal Feed Field and/or Biofuel Field; and

(C) to use for any purpose fermentable sugars, other intermediate chemicals and/or byproducts resulting from conversion of Biomass (such as lignins) in each case that result from exercise of the rights under any of the foregoing licenses.

(b) License of TMRI Platform Technology Improvements. Diversa hereby grants Syngenta and its Affiliates a perpetual, irrevocable, royalty-free, worldwide license, with the right to sublicense, to use the TMRI Platform Technology Improvements which are owned or otherwise Controlled by Diversa pursuant to Section 8.2(d) hereof, in the Syngenta Exclusive Field and in the Former Syngenta Exclusive Field (it being understood and agreed that such license shall be exclusive during the Research Term and thereafter, such license shall be non-exclusive).

(c) Sublicenses. Syngenta shall have the right to grant sublicenses under the rights granted to it under Section 8.4(a) and (b) as provided therein; provided that the Affiliate or Sublicensee to whom a sublicense is granted agrees to be bound by the terms and conditions of this Agreement. Syngenta will be responsible for all royalty payments due to Diversa pursuant to Section 6 as a result of any Net Revenues of Affiliate and/or Sublicensee that are attributable to such Syngenta Products. Syngenta will be responsible for the observance by all of its Affiliates and Sublicensees of all applicable provisions of this Agreement, and will use its reasonable good faith efforts to cause all of its Affiliates and Sublicensees to observe the covenants in this Agreement, including, without limitation, provisions regarding confidentiality, limitations on use of Material and/or Biomolecules, maintaining records, reporting Net Revenues, making required payments and governmental regulations.

(d) Biomolecule Improvements. For the avoidance of doubt, Syngenta has the right to, itself or through Diversa or a Third Party, to optimize, enhance or modify any Biomolecule licensed to Syngenta hereunder as part of the licenses granted under this Section 8.4. Any Biomolecule as optimized, enhanced or modified shall be deemed a Biomolecule licensed to Syngenta by Diversa hereunder for all purposes under this Agreement. In the event that Syngenta would like to optimize, enhance or modify any Biomolecule licensed to Syngenta hereunder and will not perform such activities itself, Syngenta shall first look to Diversa to perform such activities, subject to Syngenta’s right to have a Third Party perform such activities as appropriate, in Syngenta’s reasonable judgment, based upon, among other things, technical capabilities, intellectual property matters, resource availability, timing and cost. Any optimization, enhancement or modification by Syngenta to any Biomolecule licensed to Syngenta hereunder shall be owned by Diversa under Section 8.2(c). If Syngenta proposes to have a Third Party make any optimization, enhancement or modification to any Biomolecule licensed to Syngenta, Syngenta shall enter into an agreement with such Third Party that provides either (i) that ownership of any such optimization, enhancement or modification to any Biomolecule licensed to Syngenta made by such Third Party shall be assigned to Syngenta (which shall then be assigned by Syngenta to Diversa pursuant to Section 8.2(c)) or (ii) if the agreement does not provide for assignment of ownership on terms reasonably acceptable to Syngenta, that the Third Party grants a license to such optimized, enhanced or modified

Biomolecule for uses that include the Biofuel Field to Syngenta, with the right to sublicense to Diversa (with the right to further sublicense), on terms that are reasonably acceptable to Syngenta (with reasonable efforts to obtain a fully paid license). If Syngenta obtains such a license from a Third Party, Syngenta hereby grants to Diversa a sublicense (with the right to further sublicense) to such optimized, enhanced or modified Biomolecule for uses that include the Biofuel Field, on the same terms as the license from such Third Party to Syngenta and subject to the terms of this Agreement.

8.5 Research License.

(a) Grant of Research License. During the Research Term, Syngenta hereby grants to Diversa a non-exclusive, royalty-free license under Syngenta Proprietary Technology and any Patent Rights and Know-How Controlled by Syngenta and its Affiliates which Syngenta determines should be used in any Syngenta Project (including any such rights exclusively licensed to Syngenta by Diversa hereunder) to use in connection with the conduct of any Syngenta Project in the Syngenta Exclusive Field. If Syngenta elects to provide Diversa with access to its genomics data for such purpose, Diversa acknowledges and agrees that it shall use such genomics data solely for its research under any Syngenta Project in the Syngenta Exclusive Field and, if applicable, any other Syngenta Projects conducted by Diversa for Syngenta under any Syngenta Project, and for no other purpose. This license is personal to Diversa and does not include a right to sublicense or a right to commercialize.

(b) Syngenta Agreement. Syngenta agrees, on behalf of itself and its Affiliates, to hold Diversa and its Affiliates harmless from and against claims by Syngenta or any of its Affiliates of infringement or misappropriation of any Syngenta Proprietary Technology or Patent Rights or Know-How Controlled by Syngenta or any of its Affiliates in connection with Diversa’s performance of its obligations under any Syngenta Project.

8.6 Filing of Patents.

(a) Responsibility. Subject to the provisions of this Section 8.6, the Party owning the Patent Rights shall have the right and the responsibility for patent filing, prosecution and maintenance (including the defense of interferences, oppositions and similar proceedings) (collectively, “Patent Activities”). Such Patent Activities shall be at the discretion and at the sole expense of the applicable owner, using patent counsel of such owner’s choice.

(b) Notice of Filing. Each Party shall notify the other, in writing prior to any filing, of its intention to file any patent application claiming an invention made in connection with the Research Program or the research program conducted under the Research Collaboration Agreement and the ownership of which is governed by Sections 8.2(c), 8.2(d), or 8.2(e) above, including identification of each country and regional patent office in which the Party intends to file patent applications claiming priority to an earlier filed patent application, and shall at the request of the other Party promptly provide the other with copies of all patent prosecution and maintenance documentation and correspondence so that the other shall be currently and promptly informed of the continuing prosecution and maintenance of patent applications and patents claiming or disclosing inventions made in connection with the Research Program or the research program conducted under the Research Collaboration Agreement. The Parties will provide reasonable cooperation to each other with respect to each other’s Patent Activities, provided that neither Party shall have any obligation to incur out of pocket expenses or to engage in any legal or administrative proceedings in providing such cooperation.

(c) Notice of Discontinued Prosecution. If at any time the Party responsible for Patent Activities pursuant to Section 8.6(a) above (the “Responsible Party”) does not wish to file or wishes to discontinue the prosecution or maintenance of any patent application or patent filed in any country, on a country-by-country basis, which is included in the Patent Rights, it shall give notice of such intention to the other Party at least sixty (60) days prior to the date in which failure to take action would cause such patent application or patent to lapse or otherwise be abandoned. If such other Party then has an exclusive license under such patent application or patent pursuant to this Agreement or the License Agreement, then such other Party shall have the right, but not the obligation, to assume responsibility for the prosecution of any such Patent Rights in the applicable country, at its own expense, by giving notice to the Responsible Party of such intention within thirty (30) days. In such event, the Responsible Party shall assign all of its rights in such Patent Rights to the Party assuming responsibility for and costs of the Patent Activities for use only in the field(s) in which Syngenta has an exclusive license if the assignee is Syngenta and for use only outside the field(s) in which Syngenta has an exclusive license if the assignee is Diversa, and the assignee hereby grants back to the assignor a non-exclusive, royalty-free, perpetual, irrevocable license (with the right to sublicense) in the assignor’s field (the field(s) in which Syngenta has an exclusive license if Syngenta is the assignor and outside the field(s) in which Syngenta has an exclusive license if Diversa is the assignor).

(d) Cooperation. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Patent Rights under this Agreement, including, without limitation, executing all papers and instruments, or requiring its employees or consultants, to execute such papers and instruments as may be reasonably required, so as to effectuate the ownership of Research Results, Patent Rights and Know-How set forth in Sections 8.1 and 8.2 and to enable the other Party to apply for and to prosecute its Patent Rights in any country. The Parties agree to follow the patent strategy cooperation procedures set forth in Exhibit F hereto.

8.7 Patent Enforcement.

(a) Notice. In the event either Party becomes aware of any actual or threatened infringement or use of any Patent Rights (collectively, an “Infringement”), that Party shall promptly notify and provide full details to the other Party provided that neither Party shall be required to provide information if it would waive attorney client privilege or would be a breach of confidentiality obligations with a Third Party. The Parties will meet to discuss the appropriate course of action, and may collaborate in pursuing such course or action; provided that the owner of the Patent Rights shall have sole discretion with respect to enforcement of such Patent Rights.

(b) Representation in Action. With respect to infringement of any patent included in the Patent Rights owned by a Party that is likely to have a material adverse effect on any Product being developed or commercialized by the other Party or its Affiliates or Sublicensees pursuant to a license granted under this Agreement or the License Agreement or on any such license granted under this Agreement or the License Agreement, such other Party shall have the right, at its own expense, to be represented in any action brought with respect to such infringement by counsel of its own choice, and, if the Party that owns such Patent Rights fails to bring an action or proceeding prior to the earlier of (i) a reasonable time following the receipt of notice of such alleged infringement not to exceed […***…] or (ii) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, the other Party shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and the Party that owns the Patent Rights shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) Standing. If either Party lacks standing and the other Party has standing to bring any such suit, action or proceeding to enforce its Patent Rights, then the Responsible Party may request the other Party to do so at the Responsible Party’s expense. The Party with standing is under no obligation to comply with such request, but rather is free to refuse such request.

(d) Settlement. No legal proceeding or claim regarding Patent Rights may be settled without the consent of the applicable owner of the Patent Rights. In no event shall either Party enter into any agreement which makes any admission regarding (i) wrongdoing on the part of the other Party, or (ii) the invalidity, unenforceability or absence of infringement of any Patent Rights Controlled by the other Party, without the prior written consent of the other Party. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

8.8 Third Party Infringement. The Parties shall promptly notify one another in writing of any allegation by a Third Party that the exercise of the rights granted to either Party under this Agreement or the activities of either Party under this Agreement infringes or may infringe the intellectual property rights of such Third Party. Each Party will use commercially reasonable efforts (and will endeavor to cause its Affiliates to use commercially reasonable efforts) to cooperate with the other Party to resolve or defend against any such claims. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.8 in a manner that diminishes the rights of the other Party without the prior written consent of such other Party.

8.9 No Unauthorized Use. Diversa hereby covenants that it will not practice or use the Syngenta Proprietary Technology, the Program Technology, or the Patent Rights and Know-How Controlled by Syngenta, except as expressly permitted in this Agreement or in the License Agreement. Syngenta hereby covenants that it will not practice or use the Program Technology or Patent Rights and Know-How Controlled by Diversa, except as expressly permitted in this Agreement. Notwithstanding the above, nothing in this Agreement shall prohibit either Party from using outside the scope of this Agreement information which is in the public domain, unless the use of such information would infringe issued, valid patent rights Controlled by the other Party hereto.

8.10 No Implied Licenses. No rights or licenses with respect to any intellectual property owned by Diversa or Syngenta are granted or shall be deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement or in the License Agreement.

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9. REPRESENTATIONS AND WARRANTIES

9.1 Legal Authority. Each Party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

9.2 No Conflicts.

(a) Syngenta represents and warrants that as of the Effective Date neither it nor any of its Affiliates is a Party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or Bylaws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and that none of them shall enter into any such agreement, or so modify any existing agreement, during the term of this Agreement which would conflict with its ability to fulfill any of its obligations under this Agreement.

(b) Diversa represents and warrants that as of the Effective Date neither it nor any of its Affiliates is a Party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or Bylaws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and that none of them shall enter into any such agreement, or so modify any existing agreement during the term of this Agreement which would limit or conflict with its ability to fulfill any of its obligations under this Agreement.

9.3 Disclaimer of Warranties. Diversa and Syngenta each specifically disclaims that the Research Program will be successful, in whole or part. DIVERSA AND SYNGENTA EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, PATENT RIGHTS OR KNOW-HOW, RESEARCH RESULTS, TECHNOLOGY, PROGRAM TECHNOLOGY, GENE(S), BIOMOLECULE(S), DIVERSA PRODUCTS, OR SYNGENTA PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND WITHOUT LIMITING EITHER PARTY’S OBLIGATIONS UNDER SECTION 3.11 HEREOF, NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR VALIDITY OF ANY TECHNOLOGY OR PROGRAM TECHNOLOGY, PATENTED OR UNPATENTED.

10. Confidentiality

10.1 Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and thereafter, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement the terms of this Agreement and any confidential information of the other Party or any data, technical and economic information (including the economic terms hereof), commercialization, and research strategies and know-how and other information provided by the Disclosing Party during the term of this Agreement, during the term of the Research Collaboration Agreement or during the negotiation of Research Collaboration Agreement, the License Agreement or the Transaction Agreement or in connection with the transactions contemplated thereby, or any Research Results, Patent

Rights, Know-How and Materials solely owned by the Disclosing Party or otherwise Controlled by the Disclosing Party by virtue of rights granted by a Third Party (collectively, the “Confidential Information”) furnished to it by the Disclosing Party pursuant to this Agreement, the Research Collaboration Agreement, the License Agreement or the Transaction Agreement or the transactions contemplated thereby. The Parties acknowledge and agree that the foregoing restrictions shall not apply to any:

(i) information that is or becomes part of the public domain through no fault of the Receiving Party or its Affiliates;

(ii) information that was obtained during the term of the Research Collaboration Agreement or is obtained after the date hereof by the Receiving Party or one of its Affiliates from any Third Party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information;

(iii) information that is known to the Receiving Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the Receiving Party’s written records; or

(iv) information which has been independently developed by the Receiving Party without the aid or use of any Confidential Information, as shown by contemporaneous written records.

10.2 Permitted Disclosures. Confidential Information may be disclosed to employees, agents, consultants and actual or bona fide potential Sublicensees of the Receiving Party or its Affiliates, but only to the extent reasonably required to accomplish the purposes of this Agreement and only if such employees, agents, consultants and actual or potential bona fide Sublicensees to whom disclosure is to be made are subject to a written obligation to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants and Sublicensees do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall be permitted to disclose Confidential Information in the event that, and only to the extent that, such information is required to be disclosed to comply with applicable laws or regulations or for regulatory filings to test, register and sell Syngenta Products and Diversa Products and any other products sold or licensed, or developed for sale or license, by Diversa or its Affiliates or Sublicensees which incorporate or are made through use of Program Technology as provided hereunder (such as disclosure to the United States Securities and Exchange Commission, the United States Environmental Protection Agency, the United States Department of Energy, the United States Food and Drug Administration, or the United States Patent and Trademark Office, or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure. In addition, each Party may disclose the terms of this Agreement to lenders, investment bankers, and similar financial institutions solely for purposes of financing the business operations of such Party and to Third Parties in connection with a potential bona fide merger or acquisition transaction either (i) upon the written consent of the other Party or (ii) if the disclosing Party obtains a signed confidentiality agreement with such financial institution or Third Party with respect to such information, upon terms substantially similar to those contained in this Section 10.

10.3 Publicity. All publicity, press releases and other announcements relating to this Agreement or the transaction contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties, not to be unreasonably withheld; provided, however, that either Party may disclose the terms of this Agreement pursuant to Section 10.2 or to the extent required to comply with applicable securities or other laws, in which case the disclosing Party shall use reasonable efforts to provide the non-disclosing Party the opportunity to review and comment on such disclosure prior to its submission. Diversa shall not reference Syngenta’s products or use Syngenta’s name, trademarks or logos in any Diversa press statements, news releases, advertising, promotional literature, public presentations or other publications of any nature without Syngenta’s prior written approval, not to be unreasonably withheld; provided, however, that Diversa may refer to Syngenta’s name and products that are developed and/or commercialized pursuant to this Agreement to the extent required to comply with applicable securities or other laws, in which case Diversa shall use reasonable efforts to provide Syngenta the opportunity to review and comment on such disclosure in advance. Once a particular disclosure has been approved for disclosure, either Party may make disclosures which do not differ materially therefrom without any need for further consents. All such disclosures shall be copied to the other Party for information.

10.4 Publication. Neither Party shall publish any Research Results without the other Party’s prior written consent, not to be unreasonably withheld and subject to the following provisions. The Parties shall cooperate in appropriate publication of the results of research and development work performed pursuant to any Syngenta Project under this Agreement if requested by one Party, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, it is agreed that prior to any public disclosure of such results, the Party proposing disclosure shall send the other Party a copy of the information to be disclosed, and shall allow the other Party thirty (30) days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Confidential Information of the reviewing Party which such Party desires to maintain as a trade secret. If such notification is not received during the thirty (30) day period, the Party proposing disclosure shall be free to proceed with the disclosure. If due to a valid business reason or a reasonable belief by the non-disclosing Party that the disclosure contains subject matter for which a patentable invention should be sought or Confidential Information of the non-disclosing party, then prior to the expiration of the thirty (30) day period, the non-disclosing Party shall so notify the disclosing Party, who shall then delete the Confidential Information of the non-disclosing Party and, at the request of the non-disclosing Party, delay public disclosure of the remainder of the disclosure for an additional period of up to sixty (60) days to permit the preparation and filing of a patent application on the subject matter to be disclosed or other action to be taken. The Party proposing disclosure shall thereafter be free to publish or disclose the information. The determination of authorship for any paper shall be in accordance with accepted scientific practice. Notwithstanding anything in Section 10.3 or Section 10.4 to the contrary, (a) Syngenta shall have the right to advertise and promote Syngenta Products and to publish and disclose technical and scientific information about the Syngenta Products in its discretion and without obtaining Diversa’s prior consent; provided that disclosure of Diversa’s Confidential Information is subject to Section 10, and (b) the provisions of this Section 10.4 shall not apply to any research and development work performed pursuant to any Diversa Project or otherwise by Diversa, itself or with any of its Affiliates or any Third Party, other than pursuant to any Syngenta Project or Joint Bagasse Project.

11. INDEMNIFICATION; LIMITATION OF LIABILITY

11.1 Syngenta. Syngenta agrees to indemnify, defend and hold harmless Diversa and its Affiliates and Sublicensees and their respective employees, agents, officers, directors and permitted assigns (each a “Diversa Indemnitee”) from and against any claims, actions or suits by a Third Party resulting in any liabilities, damages, settlements, claims, penalties, fines, and reasonable costs or reasonable expenses incurred (including, without limitation, reasonable attorneys’ fees and other expenses of litigation, if any, of Third Parties awarded by the court in a final decision which is not appealed or is unappealable) (any of the foregoing, a “Claim”) against or incurred by any Diversa Indemnitee to the extent arising out of or resulting from (i) negligence or willful misconduct by Syngenta in the Research Program or the research program conducted under the Research Collaboration Agreement; (ii) a breach of any of the representations or warranties of Syngenta under this Agreement; (iii) a material breach of Syngenta’s obligations under this Agreement; (iv) the use of the Syngenta Proprietary Technology, Syngenta Materials and any other intellectual property or Materials which Syngenta provides for or uses in the conduct of the Research Program or provided for or used in the conduct of the research program under the Research Collaboration Agreement (excluding any intellectual property or Materials provided by Diversa or licensed by Diversa to Syngenta); and (v) the development or manufacture, use, promotion, marketing, sale or other distribution of any Syngenta Product by Syngenta or its Affiliates or Sublicensees, except, in each case, to the extent that such Claim arises out of or results from a matter for which Syngenta is entitled to be indemnified by Diversa pursuant to Section 11.2.

11.2 Diversa. Diversa agrees to indemnify, defend and hold harmless Syngenta and its Affiliates and Sublicensees and their respective employees, agents, officers, directors and permitted assigns (each a “Syngenta Indemnitee”) from and against any Claims against or incurred by any Syngenta Indemnitee arising out of or resulting from (i) the negligence or willful misconduct of Diversa in the Research Program or the research program conducted under the Research Collaboration Agreement; (ii) a breach of any of the representations or warranties by Diversa under this Agreement; (iii) a material breach by Diversa of its obligations under this Agreement; (iv) to the extent not covered by Section 11.1 above, the use of Diversa Materials and any other intellectual property or Materials which Diversa provides for or uses in the conduct of the Research Program or provided for or used in the conduct of the research program under the Research Collaboration Agreement; and (v) the development or manufacture, use, promotion, marketing, sale or other distribution by Diversa or its Affiliates or its Sublicensees of any Diversa Product or any other product sold or licensed, or developed for sale or license, by Diversa or its Affiliates or Sublicensees which incorporates or is made through use of Program Technology, except, in each case, to the extent that such Claim arises out of or results from a matter as to which Diversa is entitled to be indemnified by Syngenta pursuant to Section 11.1.

11.3 Procedure. A Diversa Indemnitee or Syngenta Indemnitee (the “Indemnitee”) that intends to claim indemnification under this Section 11 shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel chosen by Indemnitor, with consent of Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall not enter into negotiations or enter into any agreement with respect to the settlement of any Claim without the prior written approval of the Indemnitor, and the indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any Claim if such settlement is made without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 11. At the Indemnitor’s request, the Indemnitee under this Section 11, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

11.4 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, neither Party shall have any liability to the other Party or to any Indemnitee for consequential or special damages or lost profits, and with respect to Third Party claims, shall only be obligated under Section 11.1 or 11.2, as applicable, to indemnify Indemnitees against actual damages, if any, awarded to a Third Party or actual settlement amounts, as applicable.

12. TERM AND TERMINATION

12.1 Term and Termination of Research Program. The term of the Research Program shall commence on the Effective Date and, unless terminated earlier due to the termination of the Agreement pursuant to Section 12.3, 12.4 or 12.5 or extended by mutual written agreement of the Parties, shall terminate on the tenth (10th) anniversary of the Effective Date (the “Research Term”).

12.2 Term and Termination of Agreement. This Agreement shall be effective as of the Effective Date and, unless otherwise terminated earlier pursuant to the other provisions of this Section 12, shall continue in full force and effect on a country-by-country basis and Syngenta Product-by-Syngenta Product until the date that Syngenta has no remaining royalty obligations to Diversa for such Syngenta Product in such country. Following the expiration of royalty obligations in any country with respect to a particular Syngenta Product, Syngenta shall retain a non-exclusive, perpetual, worldwide, fully paid license under Diversa’s interest in the Know-How within the Program Technology to commercialize such Syngenta Product only for the same fields and uses as provided in this Agreement with respect to such Syngenta Product.

12.3 Termination for Material Breach. A Party may, subject to Section 13, terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder and such default has continued for sixty (60) days (ten (10) days with respect to any payment default) after written notice thereof was provided to the breaching Party by the non-breaching Party, or if a cure of such default (other than a payment default) cannot reasonably be effected within such sixty (60) day period, the defaulting Party has failed to deliver within such period a plan for curing such breach or default which is reasonably sufficient to effect a cure and which is satisfactory to the non-breaching party in its sole judgment. An assignment of this Agreement by a Party in contravention of Section 14.3 hereof shall be deemed to be a material breach which shall entitle the other Party to terminate this Agreement. It is understood and agreed that a Party may terminate this Agreement based upon the conduct of any Sublicensee of the other Party that would constitute a material breach of this Agreement if such other Party undertook such conduct, unless such other Party promptly and diligently acts (and continues to act) to enforce the restrictions and obligations set forth in this Agreement against such Sublicensee. Any termination shall become effective at the end of such cure period unless the breaching Party has cured any such breach or default prior to the expiration of the cure period, or has delivered to the other Party during such cure period a plan for curing such breach which is reasonably acceptable to the other Party, subject to Section 13; provided that the existence of a dispute will not affect the Parties’ rights and obligations with respect to payment items not in dispute.

12.4 Termination for Bankruptcy. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination.

12.5 Termination for Change in Control of Diversa. In the event that during the Research Term, Diversa proposes to undertake a Change in Control, Diversa will provide written notice thereof to Syngenta promptly upon such information being made publicly available. Syngenta shall have the right to terminate this Agreement if Diversa undergoes a Change in Control during such period if either (i) the Change of Control is with or involving any entity which is a competitor of Syngenta’s or its Affiliates, or (ii) as a result of such Change in Control, Syngenta reasonably determines, in its sole judgment, that such Change in Control would have an adverse effect on the ability of the surviving entity to perform the Research Program and provides Diversa the reason for this determination at the time of notice of such termination. In either case, Syngenta may terminate the Agreement effective upon such Change in Control by giving Diversa written notice of such prospective termination within thirty (30) days after Syngenta receives written notice of such proposed Change in Control from Diversa.

12.6 Effect of Termination.

(a) Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

(b) Upon any termination of this Agreement, Syngenta and Diversa shall promptly return to the other Party hereto all Confidential Information received from the other Party (except one (1) copy of which may be retained by legal counsel for archival purposes and ensuring compliance with Section 10), and all Materials shall be returned to the owner thereof, except to the extent either Party retains rights to use Know-How of the other Party pursuant to this Agreement and to the extent that Diversa retains rights under the License Agreement.

12.7 Survival. Sections 1, 2, 3.11 (for the period described therein), 3.12, 4.6(a), 5.2, 5.4, 5.5, 5.6, 6, 7, 8.1, 8.2, 8.3, 8.4 (except in the case that this Agreement is terminated by Diversa under Section 12.3 for material breach with respect to payment obligations under Sections 3.2(d)(i), 3.8(b) and 6, subject to the dispute resolution procedure in the case of a good faith dispute regarding such payment obligation and an opportunity to make payment within a reasonable time after resolution of any such dispute), 8.6, 8.7, 8.8, 8.9, 8.10, 9, 10, 11, 12.6, 12.7, 12.8, 13 and 14 of this Agreement shall survive the expiration or termination of this Agreement for any reason; provided that, the references to Sections 5.4, 6, 7.1, 7.2, 7.3, 7.4, 8.6, 8.7 and 8.8 shall not survive in the case that this Agreement is terminated by Diversa under Section 12.3.

12.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party that is a licensee of such rights under this Agreement shall retain and may fully exercise its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be, within ten (10) days of the commencement of such proceeding, delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the Party subject to such proceeding (or a trustee on behalf of the subject Party) elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

13. DISPUTE RESOLUTION

13.1 Acknowledgement. Notwithstanding any other provision of this Agreement, it is understood and agreed that the matters as to which this Agreement provides that Syngenta or Syngenta’s representatives on the Research Committee have the right to make the decision shall not be subject to dispute resolution under this Section 13 including the following: the selection of which Syngenta Projects will be conducted in the Research Program which are within the Syngenta Exclusive Field, (which decision shall be within Syngenta’s sole discretion); decisions to add, terminate, modify, reorder the priority or substitute Syngenta Projects which are within the Syngenta Exclusive Field, and the allocations of resources with respect thereto (which decisions are made within Syngenta’s sole discretion by the Syngenta representatives on the Research Committee as provided under Section 3.6(b)(ii)); and the amendment of Milestones and Milestone payments requiring Syngenta’s agreement and the determination by Syngenta whether Milestones have been achieved under Sections 6.1 and 6.2. Diversa shall have the right to make all decisions, in its sole discretion, with regard to Diversa Projects, which decisions shall not be subject to dispute resolution under this Section 13. In addition, any dispute regarding ownership of any Research Results, Patent Rights and Know-How shall be resolved in accordance with Section 8.3 and shall not be subject to dispute resolution under this Section 13.

13.2 Consultation. If an unresolved dispute arises out of or relates to this Agreement, or the breach thereof, either Party may refer such dispute to the Chief Executive Officer of Diversa and Syngenta’s Head of Plant Science (or equivalent position) or his or her nominee (who shall not be a member of the Research Committee) for good faith resolution. If such dispute is not settled within […***…] of such referral, then either Party may thereafter initiate arbitration in accordance with Section 13.3.

13.3 Arbitration.

(a) Resolution of Disputes. Except as otherwise provided in this Agreement, including Section 13.1 or 13.3(e), any dispute, controversy or claim arising out of the performance of this Agreement, including termination hereof, or any alleged breach hereof which is not settled by mutual consent pursuant to Section 13.2 above, shall be finally settled by binding arbitration as set forth in Sections 13.3(b) or 13.3(c) below. Any arbitration award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and an order of enforcement.

(b) Procedures. Except as otherwise provided in Section 13.3(c) below, arbitration of any dispute, controversy or claim shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three (3) independent, neutral arbitrators appointed in accordance with said rules. Any arbitration shall be held in New York, New York. The arbitrators shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. Except as otherwise expressly provided in this Agreement, the costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties and each Party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within a reasonable time period following the final decision of the arbitrators. The arbitrators shall be directed that any arbitration subject to this Section 13.3(b) shall be completed within one (1) year from the filing of notice of a request for such arbitration. The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party. Any decision which requires a monetary payment shall require such payment to be payable in United States dollars, free of any tax or other deduction. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators.

(c) Resolution of Certain Financial Matters. If the Parties do not agree upon (i) the calculation of any adjustments or credits to Milestones under Section 6.1 or any adjustments to royalty payments under Section 6.3, (ii) the adjustment of Revenue with respect to a Product as provided under Section 6.4 or (iii) the financial value of non-financial

***	Confidential Treatment Requested

consideration pursuant to Section 6.5, then such matters shall be determined by binding arbitration pursuant to this Section 13.3(c) by one (1) independent, neutral arbitrator that is mutually acceptable to the Parties and who is an expert in the appropriate industry (e.g., agriculture, pharmaceuticals, etc.) to which the applicable Products or non-financial consideration, as the case may be, relate. If the Parties are unable to agree upon a mutually acceptable arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the office of the American Arbitration Association encompassing New York, New York. For arbitration of disputes subject to this Section 13.3(c) each Party to the arbitration shall prepare and submit one written proposal setting forth its proposed allocation of Revenue or its proposed financial valuation of non-financial consideration, (all expressed in U.S. Dollars) for the commercialization at issue, together with a written explanation setting forth the reasons for its position. After the arbitrator has received proposals from both Syngenta and Diversa, the arbitrator shall forward a copy of the other Party’s proposal to each. No oral presentations shall be permitted. The arbitrator shall select the proposal of one of the Parties as his decision, and shall not have the authority to render any substantive decision other than to so select in its entirety the proposal of one Party or the other. Except as otherwise expressly provided in this Agreement, the costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys’ fees incurred in connection with the arbitration. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within a reasonable time period following the final decision of the arbitrator. The arbitrator shall be directed that any arbitration subject to this Section 13.3(c) shall be completed within four (4) months from the filing of notice of a request for such arbitration. The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party. Any decision which requires a monetary payment shall require such payment to be payable in United States dollars, free of any tax or other deduction. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator.

(d) Decision. The arbitrator or arbitrators shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing pursuant to Section 13.3(b) or (c), issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator or arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The arbitrator or arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator or arbitrators deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. Judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having competent jurisdiction thereof.

(e) Excluded Matters. This Section 13 shall not apply to any dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(f) Waiver. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a claim between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

14. MISCELLANEOUS

14.1 Governing Law. This Agreement and any dispute arising from the performance or any breach hereof, including without limitation, any arbitration, shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

14.2 Waiver. No failure on the part of Syngenta or Diversa to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, including without limitation any right under this Agreement or under common law, in equity, by statute, or otherwise.

14.3 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto; except either Party may assign this Agreement, without such consent, to an Affiliate of such Party; and except that, subject to Section 12.5, either Party may assign this Agreement to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that, in the event of such merger, reorganization, acquisition, sale or other transaction, no intellectual property of any acquiring entity that is not a Party on the Effective Date shall be included in the technology and intellectual property licensed hereunder. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

14.4 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by internationally recognized express delivery service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

If to Syngenta:
Syngenta Participations AG
Schwarzwaldallee 215
CH-4002
Basel, Switzerland
Attention: President
Fax: 41 61 323 7571

With a copy to:
Syngenta International AG
Schwarzwaldallee 215
CH-4002
Basel, Switzerland
Attention: General Counsel
Fax: 41 61 323 7571

And with a copy to:
Syngenta International AG
Schwarzwaldallee 215
CH-4002
Basel, Switzerland
Attention: Head of Biotechnology Ventures
Fax: 41 61 323 5568

If to Diversa:
Diversa Corporation
4955 Directors Place
San Diego, California
92121-1609
Attention: Chief Executive Officer
Fax: (858) 526-5160

With a copy to:
Diversa Corporation
4955 Directors Place
San Diego, California
92121-1609
Attention: Contracts
Fax: (858) 526-5700

With a copy to:
Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, California
92121-1909
Attention: L. Kay Chandler, Esq.
Fax: (858) 550-6420

Each Party providing notice shall as a matter of courtesy, use reasonable efforts to transmit an electronic or facsimile copy of any such notice, but a failure to do so shall not constitute a failure to provide notice or a breach of this Agreement. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

14.5 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement (other than failure to make any payment when due) for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the Parties hereto shall consult with respect to an equitable solution, including the possible termination of this Agreement.

14.6 Independent Contractors. Both Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent or partner of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party.

14.7 Advice of Counsel. Diversa and Syngenta have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

14.8 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement; provided, if the Parties are unable to agree on such a substitute clause and the deletion of the provision held invalid or unenforceable would produce material adverse financial consequences for one Party, such Party shall have the right to terminate the Agreement with one hundred eighty (180) days notice.

14.9 Compliance with Laws. Each Party shall furnish to the other Party any information reasonably requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign federal, state and/or government agency. Each Party shall comply with all applicable U.S., foreign, state, regional and local laws, rules and regulations relating to its activities to be performed pursuant to this Agreement.

14.10 Entire Agreement; Release.

(a) This Agreement and the Exhibits hereto constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and, subject to clause (b) below, supersede all prior or contemporaneous understandings or agreements, whether written or oral, between Diversa and Syngenta with respect to such subject matter.

(b) Except for the payment terms expressly referenced in Section 6.7 and except as provided in Section 14.10(c), the Research Collaboration Agreement is hereby terminated as of the Effective Date with the effect set forth in Section 12.6(a) of the Research Collaboration Agreement (i.e., the termination of the Research Collaboration Agreement shall not release any Party hereto from any liability which, at the Effective Date, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination). For avoidance of doubt, Section 11 of the Research Collaboration Agreement shall survive with respect to any right, obligation, matter or circumstance occurring or existing, or claim attributable to, any period prior to the Effective Date. The Parties hereby agree and affirm that except as set forth in the preceding two sentences, (i) neither Party shall have any further obligation with respect to the Research Collaboration Agreement, and (ii) the Research Collaboration Agreement is of no further force or effect and is hereby superseded and replaced in its entirety by this Agreement as of the Effective Date.

(c) Notwithstanding clause (b), each Party hereby generally, irrevocably, unconditionally and completely releases, acquits and forever discharges the other Party, and all agents, representatives, employees, officers, directors, attorneys, successors and assigns thereof, from any and all claims, causes of action, damages, losses, attorneys’ fees, costs, whether known or unknown, suspected or unsuspected, matured or unmatured, of every kind and nature, at law or in equity, arising from or relating to claims or potential claims regarding the scope of the “Syngenta Exclusive Field” and rights and obligations with respect thereto under the Research Collaboration Agreement as of the Effective Date and any other claim or potential claim raised in written correspondence between the Parties with respect to matters under the Research Collaboration Agreement prior to the Effective Date.

(d) This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

14.11 Headings. The captions to the several Sections and Subsections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

14.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

14.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

SYNGENTA PARTICIPATIONS AG		DIVERSA CORPORATION

By:	/s/ David John Jones	By:	/s/ William Baum
Name:	David John Jones	Name:	William Baum
Title:	Head Business Development	Title:	Executive Vice President

By:	/s/ Adrian Christopher Dubock
Name:	Adrian Christopher Dubock
Title:	Head Biotechnology Collaborations

CONFIDENTIAL

Exhibit A

Existing Project

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***	Confidential Treatment Requested

CONFIDENTIAL

Exhibit B

Other Existing Research

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***	Confidential Treatment Requested

CONFIDENTIAL

Exhibit C

Joint Bagasse Project Summary Description

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***	Confidential Treatment Requested

CONFIDENTIAL

Exhibit D

Selected Existing Biomolecules – Section 8.4(a)(1)(C)

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***	Confidential Treatment Requested

CONFIDENTIAL

Exhibit E

Selected Existing Biomolecules – Section 8.4(a)(1)(D)

[…***…]

***	Confidential Treatment Requested

CONFIDENTIAL

Exhibit F

Patent Strategy Cooperation Procedures

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***	Confidential Treatment Requested